Exhibit 10.15

EXECUTION COUNTERPART

J.P. Morgan

CREDIT AGREEMENT

dated as of

December 21, 2012

among

WOODMAN LABS, INC., D/B/A GOPRO

The Guarantors Party Hereto

The Lenders Party Hereto

with

CITIBANK, N.A. and BARCLAYS BANK PLC,

As Co-Syndication Agents,

SILICON VALLEY BANK

As Documentation Agent,

and

JPMORGAN CHASE BANK,

as Administrative Agent

J.P. MORGAN SECURITIES LLC, CITIBANK, N.A., BARCLAYS BANK PLC AND SILICON VALLEY BANK, as Joint Bookrunners

and

J.P. MORGAN SECURITIES LLC,

as Sole Lead Arranger

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(continued)

-ii-

(continued)

-iii-

(continued)

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(continued)

		Page

SECTION 10.04	Successors and Assigns	85

SECTION 10.05	Survival	89

SECTION 10.06	Counterparts; Integration; Effectiveness	89

SECTION 10.07	Severability	89

SECTION 10.08	Right of Setoff	89

SECTION 10.09	Governing Law; Jurisdiction; Consent to Service of Process	90

SECTION 10.10	WAIVER OF JURY TRIAL	90

SECTION 10.11	Headings	91

SECTION 10.12	Confidentiality	91

SECTION 10.13	Material Non-Public Information	91

SECTION 10.14	Authorization to Distribute Certain Materials to Public-Siders	92

SECTION 10.15	Interest Rate Limitation	93

SECTION 10.16	USA PATRIOT Act	93

SCHEDULES:

Schedule 1.1A	Existing Indebtedness

Schedule 2.01	Lenders and Commitments

Schedule 3.06	Litigation

Schedule 3.14	Subsidiaries

Schedule 3.19	Security Documents

Schedule 6.01	Indebtedness

Schedule 6.02	Liens

Schedule 6.09	Restrictive Agreements

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(continued)

Page

EXHIBITS:

Exhibit A	Form of Assignment and Assumption

Exhibit B-1	Form of Revolving Note

Exhibit B-2	Form of Tranche A Term Note

Exhibit C-1	U.S. Tax Certificate (For Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)

Exhibit C-2	U.S. Tax Certificate (For Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes)

Exhibit C-3	U.S. Tax Certificate (For Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes)

Exhibit C-4	U.S. Tax Certificate (For Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes)

Exhibit D	Form of Compliance Certificate

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CREDIT AGREEMENT dated as of December 21, 2012, among WOODMAN LABS, INC., D/B/A GOPRO, a Delaware corporation; the GUARANTORS party hereto; the LENDERS party hereto; and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Account Control Agreement” means an agreement, reasonably satisfactory to the Administrative Agent, among the Borrower or any other applicable Loan Party, the Administrative Agent and a depository and/or securities intermediary pursuant to which the Administrative Agent is granted “control” (as that term is used in the UCC) over a deposit or securities account of the borrower or such Loan Party.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, National Association, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agency Site” means the Intralinks or other electronic platform site established by the Administrative Agent to administer this Agreement.

“Aggregate Exposure” means, with respect to any Lender at any time, an amount equal to (a) until the Effective Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans and (ii) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Credit Exposure.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page of such page) at approximately 11:00 A.M. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Applicable Percentage” means, with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time; provided that in the case of Section 2.20 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the ratio (expressed as a percentage) of the Aggregate Exposure of all Lenders (disregarding any Defaulting Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, disregarding the amount of such Defaulting Lender’s Revolving Credit Exposure) represented by such Lender’s Aggregate Exposure.

“Applicable Rate” means, for any day, with respect to any ABR Loan (including any Swingline Loan) or Eurodollar Loan, or with respect to the facility fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurodollar Spread” or “Facility Fee Rate”, as the case may be, based upon the Consolidated Leverage Ratio as of the most recent determination date; provided, that the “Applicable Rate” shall be the applicable rate per annum set forth below in Pricing Level II until the Administrative Agent has received the Financial Statements of the Borrower and its Subsidiaries required under Section 5.01(b) for the Borrower’s first fiscal year Ending December 31, 2012 (unless such Financial Statements demonstrate that Pricing Level II or III should have been applicable during such period, in which case such other Pricing Level shall be deemed to be applicable during such period):

	Consolidated Leverage Ratio:	ABR Spread	Eurodollar Spread	Facility Fee Rate

Pricing Level I:	Greater than or equal to 2.00 to 1.00	3.75%	2.75%	0.50%

Pricing Level II:	Less than 2.00 to 1.00 but greater than or equal to 1.00 to 1.00	3.50%	2.50%	0.50%

Pricing Level III:	Less than 1.00 to 1.00 but greater than or equal to 0.50 to 1.00	3.25%	2.25%	0.50%

Pricing Level IV:	Less than 0.50 to 1.00	3.00%	2.00%	0.375%

For purposes of the foregoing, (i) the Consolidated Leverage Ratio shall be determined as of the end of each fiscal quarter of the Borrower’s fiscal year based on the Borrower’s Financial Statements delivered pursuant to Section 5.01(a) or (b) and (ii) each change in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall be effective during the period commencing on and including the date three Business Days after receipt by the Administrative Agent of such Financial Statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Consolidated Leverage Ratio shall be deemed to be at the highest Pricing Level (A) at any time that an Event of Default has occurred and is continuing or (B) if the Borrower fails to deliver the Financial Statements required to be delivered by it pursuant to Section 5.01(a) or (b), during the period commencing three Business Days after such required date of delivery and ending on the date that is three Business Days after such Financial Statements are actually delivered.

“Applicable Revolving Percentage” means, with respect to any Revolving Lender at any time, the ratio (expressed as a percentage) of such Lender’s Revolving Commitment at such time to the aggregate Revolving Commitments of all Revolving Lenders at such time; provided that in the case of Section 2.20 when a Defaulting Lender shall exist, “Applicable Revolving Percentage” shall mean the ratio (expressed as a percentage) of the aggregate Revolving Commitments of all Lenders (disregarding any Defaulting Lender’s Revolving Commitment then in effect) represented by such Lender’s Revolving Commitment.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means J.P. Morgan Securities LLC.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Commitment Termination Date and the date of termination of the Commitments.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, liquidator, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Beneficial Owner” means, with respect to any U.S. Federal withholding Tax, the beneficial owner, for U.S. Federal income tax purposes, to whom such Tax relates.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Woodman Labs, Inc., d/b/a GoPro, a Delaware corporation.

“Borrowing” means (a) Loans (excluding Swingline Loans) of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.

“Cayman Pledge” means the share mortgage dated the date hereof between the Borrower and the Administrative agent.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Control” means:

(a) at any time prior to the creation of a Public Market, either (i) the Controlling Shareholder shall cease to own, beneficially and of record, either directly or indirectly, equity securities in the Borrower representing more than 40% of the combined voting power of all of equity securities entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that the Controlling Shareholder has the right to acquire pursuant to any option right (as defined in clause (b) below)), or (ii) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than the Controlling Shareholder owns and controls legally and beneficially, either directly or indirectly, more equity securities in the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis than the Controlling Shareholder owns and controls legally and beneficially, either directly or indirectly (and taking into account all such securities that such “person”, “group” or the Controlling Shareholder has the right to acquire pursuant to any option right (as defined in clause (b) below)); or

(b) at any time after the creation of a Public Market, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than the Controlling Shareholder becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 25% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or

(c) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(d) any Person or two or more Persons acting in concert (other than the Controlling Shareholder) shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower, or control over the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such Person or Persons have the right to acquire pursuant to any option right) representing 25% or more of the combined voting power of such securities; or

(e) the Borrower shall cease, directly or indirectly, to own and control legally and beneficially all of the Equity Interests (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) in each Guarantor free and clear of all Liens (except Liens created by the Security Documents).

“Change in Law” the occurrence after the date of this Agreement or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in “Law”, regardless of the date enacted, adopted or issued.

“Cineform” means Cineform, Inc., a Delaware corporation.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Tranche A Loans or Swingline Loans, and when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or Tranche A Term Loan Commitment.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of the “Collateral” referred to in the Security Documents and all of the other property that is or is intended under the terms of the Security Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Access Agreement” has the meaning assigned to such term in the Security Agreement.

“Collateral Account” has the meaning assigned to such term in the Security Agreement.

“Commitment” means a Revolving Commitment or Tranche A Term Loan Commitment, or any combination thereof (as the context requires).

“Compliance Certificate” means a compliance certificate in substantially the form of Exhibit D.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Current Assets”: means, at any date, all amounts (other than cash and Permitted Investments) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date.

“Consolidated Current Liabilities”: means, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date, but excluding (a) the current portion of any Consolidated Funded Debt of the Borrower and its Subsidiaries and (b) without duplication of clause (a) above, all Indebtedness consisting of Revolving Loans or Swingline Loans to the extent otherwise included therein.

“Consolidated EBITDA” means, for any period, an amount equal to Consolidated Net Income of the Borrower and its Subsidiaries on a consolidated basis for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Expense, (ii) the provision for Federal, state, local and foreign income taxes payable, (iii) depreciation and amortization expense, (iv) other non-recurring expenses reducing such Consolidated Net Income which do not represent a cash item in such period or any future period (in each case of or by the Borrower and its Subsidiaries for such period) and (v) non-cash expenses relating to stock options and other equity-based compensation expenses, and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits and (ii) all non-cash items increasing Consolidated Net Income (in each case of or by the Borrower and its Subsidiaries for such period).

“Consolidated Funded Debt” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business),

(e) all Capital Lease Obligations, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venture, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.

“Consolidated Interest Coverage Ratio” means, as at any date of determination thereof, the ratio of (a) Consolidated EBITDA for the period of four consecutive fiscal quarters ending on or most recently ended prior to such date to (b) Consolidated Interest Expense for such period.

“Consolidated Interest Expense” means, for any period, total interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Debt as of such date to (b) Consolidated EBITDA for the most recently completed four fiscal quarters of the Borrower.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or requirement of law applicable to such Subsidiary.

“Consolidated Working Capital”: means, at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Affiliate” has the meaning assigned to it in Section 3.12.

“Controlling Shareholder” means, collectively, Nicholas Woodman and Jill R. Woodman, as Co-Trustees of the Woodman Family Trust under Trust Agreement dated March 11, 2011.

“Credit Party” means the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender.

“Default” means any of the events specified in clauses (a) through (o) of Article VII, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other similar syndicated agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Disposition” means, with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, license, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dividend” means the payment by the Borrower of a pro rata dividend to all of its equityholders on the Effective Date in accordance with applicable law.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.02).

“Embargoed Person” has he meaning assigned to it in Section 3.13.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Equity Issuance” means (a) any issuance or sale by the Borrower or any of its Subsidiaries after the Effective Date of (i) any of its Equity Interests, (ii) any warrants or options exercisable in respect of its Equity Interests (other than any warrants or options issued to directors, officers or employees of the Borrower or any of its Subsidiaries pursuant to employee benefit plans established in the ordinary course of business and which plans were disclosed to the Administrative Agent and Lenders in writing and any Equity Interests of the Borrower issued upon the exercise of such warrants or options) or (iii) any other security or instrument representing an equity interest (or the right to obtain any equity interest) in the Borrower or any of its Subsidiaries or (b) the receipt by the Borrower or any of its Subsidiaries after the Effective Date of any capital contribution (whether or not evidenced by any equity security issued by the recipient of such contribution); provided that Equity Issuance shall not include (x) any such issuance or sale by any Subsidiary of the Borrower to the Borrower or any Wholly Owned Subsidiary of the Borrower or (y) any capital contribution by the Borrower or any Wholly Owned Subsidiary of the Borrower to any Subsidiary of the Borrower.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” means any of the events specified in clauses (a) through (o) of Article VII, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow” means, for any fiscal year of the Borrower, the excess (if any) of (a) the sum (for such fiscal year) of (i) Consolidated EBITDA and (ii) decreases in Consolidated Working Capital, over (b) the sum (for such fiscal year) of (i) Consolidated Interest Expense actually paid in cash by the Borrower and its Subsidiaries, (ii) scheduled principal repayments, to the extent actually made, of Term Loans pursuant to Section 2.10(a)(iii) which are not debt financed or debt refinanced, (iii) all income taxes actually paid in cash by the Borrower and its Subsidiaries, (iv) unfinanced Capital Expenditures actually made by the Borrower and its Subsidiaries in such fiscal year and (v) increases in Consolidated Working Capital for such fiscal year.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Subsidiary” means any Subsidiary that is a CFC (and any subsidiary that would be a CFC but had made an election to be treated as disregarded or as a partnership for U.S. income tax purposes) and in respect of which either (a) the pledge of all of the Equity Interests of such Subsidiary as Collateral or (b) the guaranteeing by such Subsidiary of the Obligations, would result in material adverse tax consequences to the Borrower.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(h) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Executive Order” has the meaning assigned to it in Section 3.13.

“Existing Indebtedness” means the Indebtedness described in Schedule 1.1A.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments; provided, that an Extraordinary Receipt shall not include cash receipts from proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments to the extent that such proceeds, awards or payments in respect of loss or damage to equipment, fixed assets or real property are applied (or in respect of which expenditures were previously incurred) to replace or repair the equipment, fixed assets or real property in respect of which such proceeds were received in accordance with the terms of Section 2.11(b)(iv).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the letter agreement, dated November 21, 2012, among the Borrower, the Administrative Agent and the Arranger.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Financial Statements” means the financial statements to be furnished pursuant to Sections 5.01(a) and (b).

“Foreign Assets Control Regulations” has the meaning assigned to it in Section 3.13.

“Foreign Benefit Arrangement” means any employee benefit arrangement mandated by non-U.S. law that is maintained or contributed to by the Borrower, any Subsidiary or any ERISA Affiliate.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender, with respect to such Borrower, that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender, with respect to such Borrower, that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Plan” means each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to U.S. law and is maintained or contributed to by the Borrower, any Subsidiary or any ERISA Affiliate.

“Foreign Plan Event” means, with respect to any Foreign Benefit Arrangement or Foreign Plan, (a) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Benefit Arrangement or Foreign Plan; (b) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Benefit Arrangement or Foreign Plan required to be registered; or (c) the failure of any Foreign Benefit Arrangement or Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Benefit Arrangement or Foreign Plan.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, the Cayman Islands, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee Assumption Agreement” means a Guarantee Assumption Agreement, in form and substance reasonably satisfactory of the Administrative Agent, by and entity that, pursuant to Section 5.10, is required to become a “Guarantor” hereunder in favor of the Administrative Agent and Lenders.

“Guarantors” means, collectively, Cineform and each other Subsidiary that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 5.10.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that, at the time it enters into a Swap Agreement permitted under Article VI, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Swap Agreement.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) the liquidation value of all mandatorily redeemable preferred Equity Interests of such Person that are redeemable prior to the Revolving Commitment Termination Date, (h) all Guarantees by such Person of Indebtedness of others, (i) all Capital Lease Obligations of such Person, (j) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, surety bonds, letters of guaranty and similar arrangements, (k) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (l) all obligations of the kind referred to in clauses (a) through (k) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (l) for the purposes of clause (g) of Article VII only, all obligations of such Person in respect of Swap Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Ineligible Institution” has the meaning assigned to it in Section 10.04(b).

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means each of JPMorgan Chase Bank, National Association, and any other Revolving Lender approved by the Administrative Agent and the Borrower that has agreed in its sole discretion to act as an “Issuing Bank” hereunder, or any of their respective affiliates, in each case in its capacity as issuer of any Letter of Credit. Each reference herein to “the Issuing Bank” shall be deemed to be a reference to the relevant Issuing Bank.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lender Party” means the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and the Issuing Bank.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such page) providing rate quotations comparable to those currently provided on such page of such page, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement (including schedules and exhibits hereto), the Notes, the Security Documents, the Fee Letter, any Guarantee Assumption Agreements, and all other documents, instruments, notes and other agreements executed in connection therewith or contemplated thereby, and all amendments, modifications or supplements thereto or waivers thereof.

“Loan Parties” means the Borrower and each Guarantor.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial or other condition of the Borrower and the Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under this Agreement or any other Loan Document or (c) the rights of or benefits available to the Administrative Agent or any Lender under this Agreement or any other Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $10,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means:

(a) with respect to any Disposition by the Borrower or any of its Subsidiaries, or any Extraordinary Receipt received or paid to the account of the Borrower or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and Permitted Investments received in connection with such transaction (including any cash or Permitted Investments received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable and customary out-of-pocket expenses incurred by the Borrower or such Subsidiary in connection with such transaction and (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated taxes pursuant to subclause (C) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds; and

(b) with respect to the sale or issuance of any Equity Interest by the Borrower or any of its Subsidiaries, or the incurrence or issuance of any Indebtedness by the Borrower or any of its Subsidiaries, the excess of (i) the sum of the cash and Permitted Investments received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by the Borrower or such Subsidiary in connection therewith.

“Note” means a Tranche A Term Note or a Revolving Note, as the context may require.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit, Secured Cash Management Agreement or Secured Hedge Agreement, in

each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any bankruptcy or insolvency or similar laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means Office of Foreign Assets Control of the United States Department of the Treasury.

“144A Securities” means securities issued by the Borrower pursuant to Rule 144A under the Securities Act.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Participant” has the meaning assigned to such term in Section 10.04(c).

“Participant Register” has the meaning assigned to such term in Section 10.04(c).

“Parties” means the Borrower or any of its affiliates.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII; and

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect at its office located at 383 Madison Avenue, New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Principal Payment Dates” means (a) the Quarterly Dates falling on or nearest to March 31, June 30, September 30 and December 31 of each year, commencing with March 31, 2013, and (b) the Term Loan Maturity Date.

“Prohibited Person” means any Person (a) listed in the Annex to the Executive Order or identified pursuant to Section 1 of the Executive Order; (b) this is owned or controlled by, or acting for or on behalf of, any Person listed in the Annex to the Executive Order or identified pursuant to the provisions of Section 1 of the Executive Order; (c) with whom a Lender is prohibited from dealing or otherwise engaging in any transaction by any terrorism or anti-laundering law, including the Executive Order; (d) who commits, threatens, conspires to commit, or support “terrorism” as defined in the Executive Order; (e) who is named as a “Specially designated national or blocked person” on the most current list published by the OFAC at its official website, at http://www.treas.gov/offices/enforcement/ofac/sdn/t11sdn.pdf or any replacement website or other replacement official publication of such list; or (f) who is owned or controlled by a Person listed above in clause (c) or (e).

“Public Market” shall exist if (a) a Public Offering has been consummated and (b) any Equity Interests of the Borrower have been distributed by means of an effective registration statement under the Securities Act.

“Public Offering” means a public offering of the Equity Interests of the Borrower pursuant to an effective registration statement under the Securities Act.

“Public-Sider” means any representative of a Lender that does not want to receive material non-public information within the meaning of the federal and state securities laws.

“Quarterly Dates” means the last Business Day of March, June, September and December in each year, the first of which shall be the first such day after the date hereof.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Register” has the meaning assigned to such term in Section 10.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures, outstanding Term Loans and unused Commitments representing at least 50% of the sum of the total Revolving Credit Exposures, outstanding Term Loans and unused Commitments at such time; provided that for the purpose of determining the Required Lenders needed for any waiver, amendment, modification or consent, any Lender that is the Borrower, or any Affiliate of the Borrower shall be disregarded.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower.

“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments is $50,000,000.

“Revolving Commitment Termination Date” means December 21, 2016; provided, if such day is not a Business Day, then the Revolving Commitment Termination Date shall be the immediately preceding Business Day.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Facility Increase Effective Date” has the meaning assigned to it in Section 2.21(d).

“Revolving Loan” means a Loan made pursuant to Section 2.03.

“Revolving Note” means a promissory note made by the Borrower in favor of a Revolving Lender evidencing Revolving Loans or Swingline Loans, as the case may be, made by such Revolving Lender, substantially in the form of Exhibit B-1.

“S&P” means Standard & Poor’s.

“SEC” means the Securities and Exchange Commission of the United States of America.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank not for speculative purposes.

“Secured Hedge Agreement” means any Swap Contract permitted under Article VI that is entered into by and between the Borrower and any Hedge Bank not for speculative purposes.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Bank, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Article IX, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Security Documents.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means the Security Agreement dated as of the date hereof among the Borrower, the other Loan Parties party thereto and the Administrative Agent.

“Security Documents” means, collectively, the Security Agreement, the Account Control Agreements, the Collateral Access Agreements, the Patent Security Agreement, the Trademark Security Agreement, the Cayman Pledge, each of the mortgages (if any), collateral assignments, supplements, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 5.10, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentage shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMorgan Chase Bank, National Association, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term”, when used in reference to any Loan or Borrowing, refers to whether the Class of such Loan or Borrowing is Tranche A Term, as opposed to Revolving or Swingline.

“Term Loan Maturity Date” means December 21, 2015; provided, if such date is not a Business Day, then the Term Loan Maturity Date shall be the immediately preceding Business Day.

“Trading with the Enemy Act” has the meaning assigned to it in Section 3.13.

“Tranche A Term”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are made pursuant to Section 2.01(b).

“Tranche A Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make one Tranche A Term Loan hereunder, expressed as an amount representing the principal amount of the Tranche A Term Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender’s Tranche A Term Loan Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Tranche A Term Loan Commitment, as applicable. The initial aggregate amount of the Lenders’ Tranche A Term Loan Commitments is $120,000,000.

“Tranche A Term Loan Lender” means a Lender with a Tranche A Term Loan Commitment or an outstanding Tranche A Term Loan.

“Tranche A Term Note” means a promissory note made by the Borrower in favor of a Tranche A Term Loan Lender evidencing Tranche A Term Loans made by such Tranche A Term Loan Lender, substantially in the form of Exhibit B-2.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents to which it is party, the borrowing of Loans, the use of the proceeds thereof (including payment of the Dividend) and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“United States” and “U.S.” mean the United States of America.

“U.S. Loan Party” means any Loan Party that is organized under the laws of one of the states of the United States and that is not a CFC.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(h)(ii)(B)(3).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein.

ARTICLE II

THE CREDITS

SECTION 2.01 Commitments.

(a) Subject to the terms and conditions set forth herein, each Revolving Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (ii) the total Revolving Credit Exposures exceeding the total Revolving Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

(b) Subject to the terms and conditions set forth herein, each Tranche A Term Loan Lender agrees to make one Tranche A Term Loan to the Borrower on the Effective Date in a principal amount not exceeding its Tranche A Term Loan Commitment. Amounts prepaid or repaid in respect of Tranche A Term Loans may not be reborrowed.

SECTION 2.02 Loans and Borrowings.

(a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Revolving Lenders ratably in accordance with their respective Revolving Commitments. Each Tranche A Term Loan shall be made as part of a Borrowing consisting of Tranche A Term Loans made by the Tranche A Term Lenders ratably in accordance with their respective Tranche A Term Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, (i) each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith, and (ii) each Term Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Revolving Borrowing or any Eurodollar Term Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $2,500,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Swingline Loan shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of five Eurodollar Revolving Borrowings outstanding or more than a total of five Eurodollar Term Borrowings.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Revolving Borrowing if the Interest Period requested with respect thereto would end after the Revolving Commitment Termination Date. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Term Borrowing if the Interest Period requested with respect thereto would end after the Term Loan Maturity Date.

SECTION 2.03 Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 A.M., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 A.M., New York City time, one Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 10:00 A.M., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04 Procedure for Term Borrowing. The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent (a) in the case of a Eurodollar Borrowing, not later than 11:00 A.M., New York City time, three Business Days before the anticipated Effective Date or (b) in the case of an ABR Borrowing, not later than 11:00 A.M., New York City time, one Business Day before the anticipated Effective Date) requesting that the Tranche A Term Lenders make the Tranche A Term Loans on the Effective Date and specifying the information requested in clauses (i) through (v) of Section 2.03. If no election as to the Type of Term Borrowing is specified, then the requested Term Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Term Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. If the Borrower elects that the Tranche A Term Loans made on the Effective Date shall initially be Eurodollar Loans, then the Borrower shall execute and deliver a break-funding indemnity letter, in form and substance satisfactory to the Administrative Agent, together with such notice. Upon receipt of such notice the Administrative Agent shall promptly notify each Tranche A Term Lender thereof. Not later than 12:00 Noon, New York City time, on the Effective Date each Tranche A Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Tranche A Term Loan to be made by such Lender. The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Tranche A Term Lenders in immediately available funds.

SECTION 2.05 Swingline Loans.

(a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $5,000,000 or (ii) the total Revolving Credit Exposures exceeding the total Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the Issuing Bank) by 3:00 P.M., New York City time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 A.M., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

SECTION 2.06 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit as the applicant thereof for the support of its or its Subsidiaries’ obligations, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing

Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, but in any event no less than three Business Days) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $30,000,000 and (ii) the total Revolving Credit Exposures shall not exceed the total Revolving Commitments.

(c) Expiration Date. Each Letter of Credit shall expire (or be subject to termination by notice from the Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Commitment Termination Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 A.M., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 A.M., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is not less than $2,500,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a

Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing at least 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing at least 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

SECTION 2.07 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08 Interest Elections.

(a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert a Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section (but subject to the limitations set forth in Sections 2.02, 2.03 and 2.04). The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section in respect of a Revolving Borrowing or a Term Borrowing, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09 Termination and Reduction of Commitments.

(a) Unless previously terminated, (i) the Revolving Commitments shall terminate on the Revolving Commitment Termination Date and (ii) the Tranche A Term Loan Commitments shall terminate on the Effective Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the Revolving Credit Exposures would exceed the total Revolving Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Revolving Commitments shall be made ratably among the Revolving Lenders in accordance with their respective Revolving Commitments.

SECTION 2.10 Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay the Loans as follows:

(i) To the Administrative Agent for account of the Revolving Lenders, the aggregate outstanding principal amount of all Revolving Loans on the Revolving Commitment Termination Date; and in addition, if following any reduction in the Revolving Commitments the total Revolving Credit Exposures shall exceed the total Revolving Commitments, then the Borrower shall first, prepay Revolving Loans and second, provide cover for LC Exposure as specified in Section 2.06(j), in an aggregate amount equal to such excess.

(ii) To the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Commitment Termination Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.

(iii) To the Administrative Agent for account of the Tranche A Term Lenders, the outstanding principal amount of the Tranche A Term Loans on each Principal Payment Date set forth below in an amount equal to the percentage of the aggregate outstanding principal amount of Tranche A Term Loans on the Effective Date (immediately after the making of the Tranche A Term Loans on such date) set forth below opposite such Principal Payment Date:

Principal Payment Date / Quarterly Date Nearest:	Percentage:
March 31, 2013	1.25%

June 30, 2013	1.25%

September 30, 2013	1.25%

December 31, 2013	1.25%

March 31, 2014	2.50%

June 30, 2014	2.50%

September 30, 2014	2.50%

December 31, 2014	2.50%

March 31, 2015	5.00%

Principal Payment Date / Quarterly Date Nearest:	Percentage:
June 30, 2015	5.00%

September 30, 2015	5.00%

Term Loan Maturity Date	The then outstanding principal amount of all Tranche A Term Loans

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11 Prepayment of Loans.

(a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (c) of this Section. Any prepayment of the Term Loans pursuant to this paragraph shall be applied to the installments thereof in the inverse order of maturity; provided, that so long as no Event of Default has occurred and is continuing, the Borrower may elect, at the Borrower’s option, to have such prepayment applied to the then next succeeding four consecutive installments of the Term Loans ratably.

(b) Mandatory Prepayments.

(i) Equity Issuance. Upon any Equity Issuance, the Borrower shall prepay an aggregate principal amount of Loans (and/or provide cover for LC Exposure as specified in Section 2.06(j)) equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Borrower or such Subsidiary (such prepayments to be applied as set forth in clause (vi) below)

(ii) Debt Incurrence. Upon the incurrence or issuance by the Borrower or any of its Subsidiaries of any Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 6.01), the Borrower shall prepay an aggregate principal amount of Loans (and/or provide cover for LC Exposure as specified in Section 2.06(j)) equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Borrower or such Subsidiary (such prepayments to be applied as set forth in clause (vi) below).

(iii) Dispositions. If the Borrower or any of its Subsidiaries Disposes of any property (other than any Disposition of any property permitted by Section 6.04) which results in the realization by such Person of Net Cash Proceeds, the Borrower shall prepay an aggregate principal amount of Loans and/or provide cover for LC Exposure as specified in Section 2.06(j) equal to 100% of such Net Cash Proceeds immediately upon receipt thereof by such Person (such prepayments to be applied as set forth in clause (vi) below); provided, that, with respect to any Net Cash Proceeds realized under a Disposition described in this Section 2.11(b)(iii), at the election of the Borrower (as notified by the Borrower to the Administrative Agent on or prior to the date of such Disposition), and so long as no Default shall have occurred and be continuing, the Borrower or such Subsidiary may reinvest all or any portion of such Net Cash Proceeds in operating assets of the Borrower or such Subsidiary so long as within 365 days after the receipt of such Net Cash Proceeds, such purchase shall have been consummated (as certified by the Borrower in writing to the Administrative Agent); and provided, further, that any Net Cash Proceeds not subject to such definitive agreement or so reinvested shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.11(b)(iii).

(iv) Extraordinary Receipts. Upon any Extraordinary Receipt received by or paid to or for the account of the Borrower or any of its Subsidiaries, and not otherwise included in clause (i), (ii) or (iii) of this Section 2.11(b), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Borrower or such Subsidiary (such prepayments to be applied as set forth in clause (vi) below); provided, that with respect to any proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments, at the election of the Borrower (as notified by the Borrower to the Administrative Agent on or prior to the date of receipt of such insurance proceeds, condemnation awards or indemnity payments), and so long as no Default shall have occurred and be continuing, the Borrower or such Subsidiary may apply within ten (10) Business Days after the receipt of such cash proceeds to replace or repair the equipment, fixed assets or real property in respect of which such cash proceeds were received; and provided, further, that any cash proceeds not so applied shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.11(b)(iv).

(v) Excess Cash Flow. If, for any fiscal year of the Borrower commencing with the fiscal year ending December 31, 2013, there shall be Excess Cash Flow,

then within ten (10) Business Days after the earlier of (1) the date the financial statements required to be delivered pursuant to Section 5.01(a) are actually delivered and (2) the date the financial statements required to be delivered pursuant to Section 5.01(a) are required to be delivered pursuant to Section 5.01(a), commencing with the fiscal year ending December 31, 2013, the Borrower shall prepay an aggregate principal amount of Loans equal to the excess (if any) of (A) 50% of Excess Cash Flow for the fiscal year covered by such financial statements over (B) the aggregate principal amount of Tranche A Term Loans prepaid pursuant to Section 2.11(a) (such prepayments to be applied as set forth in clause (vi) below); provided that this Section 2.11(b)(v) shall cease to apply at such time as all of the principal of and interest on all of the Tranche A Term Loans have been paid in full in cash pursuant to Section 2.10 or 2.11(a).

(vi) Application. Prepayments pursuant to this Section 2.11(b) (other than clause (vii) of this Section 2.11(b)) shall be applied as follows:

(1) First, to prepay the Tranche A Term Loans, and

(2) Second, after the payment in full in cash of all Tranche A Term Loans, ratably to the Swingline Loans and the unreimbursed LC Disbursements;

(3) Third, after the payment in full in cash of all Tranche A Term Loans, all Swingline Loans and all unreimbursed LC Disbursements, ratably to the outstanding Revolving Loans;

(4) Fourth, after the payment in full in cash of all Tranche A Term Loans, all Swingline Loans, all unreimbursed LC Disbursement and all outstanding Revolving Loans, to provide cover for LC Exposure as specified in Section 2.06(j); and

(5) Fifth, prepayments made pursuant to Section 2.11(b)(iii), after the payment in full in cash of all Tranche A Term Loans, all Swingline Loans, all unreimbursed LC Disbursements and all outstanding Revolving Loans, and after providing cover for LC Exposure as specified in Section 2.06(j), shall be applied to reduce the aggregate amount of the Revolving Commitments (and to the extent that, after giving effect to such reduction, the total Revolving Credit Exposure would exceed the Revolving Commitments, the Borrower shall first, prepay Swingline Loans and reimbursed LC Disbursement ratably, second, prepay Revolving Loan and third, provide cover for LC Exposure as specified in Section 2.06(j) in an aggregate amount equal to such excess).

Each such prepayment of the Tranche A Term Loans shall be applied to the installments thereof in the inverse order of maturity; provided, that so long as no Event of Default has occurred and is continuing, the Borrower may elect, at the Borrower’s option, to have such prepayment applied to the then next succeeding four consecutive installments of the Term Loans ratably.

(vii) If for any reason the aggregate Revolving Credit Exposures at any time exceed the aggregate Revolving Commitments at such time, the Borrower shall immediately prepay Revolving Loans and Swingline Loans and/or cash collateralize the LC Exposure in an aggregate amount equal to such excess.

(c) Notices, etc. The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 A.M., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 A.M., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing or Term Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing (other than a Swingline Loan) shall be applied ratably to the Loans included in the prepaid Borrowing. The application of any prepayment pursuant to Section 2.11(b) shall be made, first, to ABR Borrowings and second, to Eurodollar Borrowings. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

SECTION 2.12 Fees.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee, which shall accrue at the Applicable Rate on the daily amount of the Revolving Commitment of such Lender (whether used or unused) during the period from and including the date hereof to but excluding the date on which such Revolving Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure after its Revolving Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure from and including the date on which its Revolving Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such

Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.25% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon (including without limitation in the Fee Letter) between the Borrower and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

SECTION 2.13 Interest.

(a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this

Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

(c) then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

SECTION 2.15 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement (including any compulsory loan requirement, insurance charge, liquidity or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, the Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or liquidity or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(c) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17 Taxes.

(a) Defined Terms. For the purposes of this Section 2.17, the term “Lender” includes any Issuing bank and the term “applicable law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Borrower. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(d) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Indemnification by the Borrower. The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(f) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (f).

(g) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(h) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the

Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(h)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(i) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (i) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (i), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (i) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(j) Survival. Each Party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(k) Issuing Bank. For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank.

SECTION 2.18 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 383 Madison Avenue, New York, New York, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 10.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans, Term Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Loan Party pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 10.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold such amounts in a segregated account over which the Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clause (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.19 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.15 or 2.17) and obligations under this Agreement (other than any outstanding Competitive Loans held by it) to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.20 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b) the Revolving Commitment, Revolving Credit Exposure and outstanding Term Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.02); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c) if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that (x) the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments and (y) the conditions set forth in Section 4.02 are satisfied at such time;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Revolving Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue,

amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.20(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Bank, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swingline Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower, the Swingline Lender and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Loans in accordance with its Applicable Percentage.

SECTION 2.21 Increase in Revolving Facility.

(a) Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Revolving Lenders), the Borrower may from time to time, request an increase in the aggregate amount of Revolving Commitments by an amount (for all such requests) not exceeding $50,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $10,000,000, and (ii) the Borrower prepays the Tranche A Term Loans as set forth in Section 2.21(e)(i) below. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Revolving Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Revolving Lenders).

(b) Each Revolving Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Revolving Percentage of such requested increase. Any Revolving Lender not responding within such time period shall be deemed to have declined to increase its Revolving Commitment.

(c) The Administrative Agent shall notify the Borrower and each Revolving Lender of the Revolving Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase, and subject to the approval of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the Borrower may also invite additional financial institutions that are not Ineligible Institutions to become Revolving Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(d) If the Revolving Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Revolving Facility Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Revolving Lenders of the final allocation of such increase and the Revolving Facility Increase Effective Date.

(e) As a condition precedent to such increase, the Borrower shall:

(i) prepay the Tranche A Term Loans in an aggregate amount such that, after giving effect to such prepayment and such increase, the sum of (A) the aggregate outstanding principal of the Tranche A Term Loans plus (B) the aggregate Revolving Commitments does not exceed $170,000,000; and

(ii) deliver to the Administrative Agent a certificate of each Loan Party dated as of the Revolving Facility Increase Effective Date (in sufficient copies for each Lender) signed by a Financial Officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (B) in the case of the Borrower, certifying that, before and after giving effect to such increase, (1) the representations and warranties of the Loan Parties contained in Article III and the other Loan Documents are true and correct on and as of the Revolving Facility Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.21, the representations and warranties contained in subsections (a) and (b) of Section 3.04 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 5.01, and (2) no Default exists. The Borrower shall prepay any Revolving Loans outstanding on the Revolving Facility Increase Effective Date (and pay any additional amounts required pursuant to Section 2.16) to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Applicable Revolving Percentages arising from any nonratable increase in the Revolving Commitments under this Section.

(f) This Section shall supersede any provisions in Section 2.18 or 10.02 to the contrary.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

SECTION 3.01 Organization; Powers. Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority to carry on its business as now conducted. Each of the Borrower and its Subsidiaries is duly qualified to do business as a foreign corporation or other organization and is in good standing in every jurisdiction where such qualification is required (except for the jurisdiction of its organization), except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02 Authorization; Enforceability. The Transactions are within each Loan Party’s corporate (or equivalent) powers and have been duly authorized by all necessary corporate and, if required, stockholder action. Each Loan Document to which each Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, and (d) except for the Liens created pursuant to the Security Documents, will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

SECTION 3.04 Financial Condition; No Material Adverse Change.

(a) The audited consolidated balance sheets of the Borrower as at December 31, 2011, December 31, 2010 and December 31, 2009, and the related consolidated statements of operations, of stockholders’ equity and comprehensive income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from (with respect to the fiscal years ended December 31, 2011 and December 31, 2010) PricewaterhouseCoopers LLP and (with respect to the fiscal year ended December 31, 2009) Mohler, Nixon & Williams, present fairly the consolidated financial condition of the Borrower at such dates, and the consolidated results of its operations, its consolidated stockholders’ equity and comprehensive income and its consolidated cash flows for the respective fiscal years then ended.

(b) The unaudited interim consolidated balance sheet of the Borrower as at September 30, 2012, and the related unaudited interim consolidated statements of operations and interim cash flows for the quarterly period ended on such date, present fairly the consolidated financial condition of the Borrower and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the period involved (except as approved by the aforementioned firm of accountants and disclosed therein). As of the Effective Date, neither the Borrower nor any Subsidiary has any material Guarantees, contingent liabilities and liabilities for taxes, or any long term leases or unusual forward or long term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from December 31, 2011 to and including the date hereof there has been no Disposition by the Borrower or any Subsidiary of any material part of its business or property.

(c) Since December 31, 2011, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

SECTION 3.05 Properties.

(a) Each of the Borrower and its Subsidiaries has good and marketable title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes. Neither the Borrower nor any of its Subsidiaries owns any real property exclusive of interests under real property leases.

(b) To the best knowledge of the Borrower, each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents, patent rights, franchises, licenses and other intellectual property that are necessary for or material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06 Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that purport to affect or pertain to any Loan Document or the Transactions.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.07 Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance in all material respects with all laws, regulations and orders of any Governmental Authority applicable to it or its property. Each of the Borrower and its Subsidiaries is in compliance with all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by the Loan Documents.

SECTION 3.08 Investment Company Status. Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09 Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all United States federal income tax returns and all other material Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. Neither the Borrower nor any Subsidiary is party to any tax sharing agreement.

SECTION 3.10 ERISA. (a) The Borrower and each Subsidiary, and each of their respective ERISA Affiliates, is in compliance in all material respects with the applicable provisions of ERISA and the provisions of the Code relating to Plans and the regulations and published interpretations thereunder; (b) no ERISA Event or Foreign Plan Event has occurred or is reasonably expected to occur; and (c) all amounts required by applicable law with respect to, or by the terms of, any retiree welfare benefit arrangement maintained by the Borrower or any Subsidiary or any ERISA Affiliate or to which the Borrower or any Subsidiary or any ERISA Affiliate has an obligation to contribute have been accrued in accordance with Statement of Financial Accounting Standards No. 106. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Accounting Standards Codification No. 715: Compensation-Retirement Benefits) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than an immaterial amount the fair market value of the assets of such Plan allocable to such accrued benefits, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Accounting Standards Codification No. 715: Compensation-Retirement Benefits) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than an immaterial amount the fair market value of the assets of all such underfunded Plans. There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11 Disclosure. None of the reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of the Loan Documents or delivered thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.12 Foreign Assets Control Regulations, Etc.

(a) Neither Borrower nor any of its Subsidiaries or, to the knowledge of the Borrower, any of their respective Affiliates over which any of the foregoing exercises management control (each, a “Controlled Affiliate”) is a Prohibited Person, and the Borrower, its Subsidiaries and, to the knowledge of the Borrower, such Controlled Affiliates are in compliance with all applicable orders, rules and regulations of OFAC.

(b) Neither the Borrower nor any of its Subsidiaries or, to the knowledge of the Borrower, any of their respective Affiliates: (1) is targeted by United States or multilateral economic or trade sanctions currently in force; (2) is owned or controlled by, or acts on behalf of, any Person that is targeted by United States or multilateral economic or trade sanctions currently in force; (3) is a Prohibited Person; or (4) is named, identified or described on any list of Persons with whom United States Persons may not conduct business, including any such blocked persons list, designated nationals list, denied persons list, entity list, debarred party list, unverified list, sanctions list or other such lists published or maintained by the United States, including OFAC, the United States Department of Commerce or the United States Department of State. No part of the proceeds of the Loans or the Notes will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

SECTION 3.13 Embargoed Person. (a) None of Borrower’s assets constitute property of, or are beneficially owned, directly or indirectly, by any Person targeted by economic or trade sanctions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq. (the “Trading With the Enemy Act”), any of the foreign assets control regulations of the Treasury (31 C.F.R., Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or regulations promulgated thereunder or executive order relating thereto (which includes, without limitation, (i) Executive Order No. 13224, effective as of September 24, 2001, and relating to Blocking Property and Prohibiting Transaction With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (ii) the USA PATRIOT Act, if the result of such ownership would be that any Loan made by any Lender would be in violation of law (“Embargoed Person”); (b) no Embargoed Person has any interest of any nature whatsoever in the Borrower if the result of such interest would be that any Loan would be in violation of law; (c) the Borrower has not engaged in business with Embargoed Persons if the result of such business would be that any Loan made by any Lender would be in violation of law; and (d) neither the Borrower nor any Controlled Affiliate (i) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (ii) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”. For purposes of determining whether or not a representation is true or a covenant is being complied with under this Section 4.21, the Borrower shall not be required to make any investigation into (i) the ownership of publicly traded stock or other publicly traded securities or (ii) the beneficial ownership of any collective investment fund.

SECTION 3.14 Subsidiaries. Except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Effective Date, (a) Schedule 3.14 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Equity Interest owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interest of the Borrower or any Subsidiary, except as created by the Security Documents. All of the outstanding Equity Interests in the Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party in the amounts specified on Schedule 3.14 free and clear of all Liens except those created under the Security Documents.

SECTION 3.15 Solvency. Each Loan Party is, and after giving effect to the Dividend and to incurrence of all Indebtedness and obligations being incurred in connection herewith, will be, individually and together with its Subsidiaries on a consolidated basis, Solvent.

SECTION 3.16 Casualty, Etc. Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 3.17 Labor Matters. There are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrower or any Subsidiary as of the Effective Date. Except as could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of the Borrower and each Subsidiary have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from the Borrower and each Subsidiary on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the Borrower or relevant Subsidiary.

SECTION 3.18 Margin Regulations. The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U), or extending credit for the purpose of purchasing or carrying margin stock.

SECTION 3.19 Security Documents. The Security Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Security Agreement, when stock certificates representing such Pledged Stock are delivered to the Administrative Agent (together with a properly completed and signed stock power or endorsement), and in the case of the other Collateral described in the Security Agreement, when financing statements and other filings specified on Schedule 3.19 in appropriate form are filed in the offices specified on Schedule 3.19, the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 6.02).

ARTICLE IV

CONDITIONS

SECTION 4.01 Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the first date on which all of the following conditions have been satisfied (or waived in accordance with Section 10.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Fenwick & West LLP, counsel for the Loan Parties, and (ii) Appleby (Cayman) Ltd., special Cayman Islands counsel to the Administrative Agent, each in form and substance satisfactory to the Administrative Agent. The Loan Parties hereby request such counsel to deliver such opinion.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Loan Parties, the authorization of the Transactions and any other legal matters relating to the Loan Parties, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(e) The Administrative Agent shall have received each other Loan Document, duly executed and delivered by each party thereto.

(f) The Administrative Agent shall have received the stock certificates identified in Schedule 3.5 to the Security Agreement, accompanied by undated stock powers executed in blank. In addition, the Loan Parties shall have taken such other actions (including the filing of appropriately completed UCC-1 financing statements, the Patent Security Agreement and the Trademark Security Agreement) as the Administrative Agent shall have requested in order to perfect the security interests created pursuant to the Security Documents.

(g) The Administrative Agent shall have received copies of the financial statements and related documents described in Section 3.04(a) and (b), in form and substance satisfactory to the Administrative Agent.

(h) The Administrative Agent shall have received a business plan for fiscal years 2012-2015 and a written analysis of the business and prospects of the Borrower and its Subsidiaries for the period from the Effective Date through the Term Loan Maturity Date, in each case in form and substance satisfactory to the Administrative Agent.

(i) The Administrative Agent shall have received certificates of insurance evidencing the existence of all insurance required to be maintained by the Borrower pursuant to Section 5.05 and the designation of the Administrative Agent as the loss payee or additional insured, as the case may be, thereunder, in form and substance satisfactory to the Administrative Agent.

(j) The Administrative Agent shall have received evidence that the Dividend has been approved by all necessary corporate and shareholder action, and that the Dividend shall have been (or shall be simultaneously) consummated in accordance therewith and all applicable law.

(k) The Administrative Agent shall have received evidence that the principal of and interest on, and all other amounts owing in respect of, the Existing Indebtedness shall have been (or shall be simultaneously) paid in full on the Effective Date, that any commitments to extend credit under the agreements or instruments relating to the Existing Indebtedness shall have been cancelled or terminated, that all letters of credit issued thereunder shall have been canceled or shall be Existing Letters of Credit, and that all Guarantees in respect of, and all Liens securing, any such Existing Indebtedness shall have been released.

(l) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(m) The Administrative Agent shall have received such other documents as the Administrative Agent or its counsel or the Required Lenders may request.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.02) at or prior to 3:00 P.M., New York City time, on December 31, 2012 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except for purposes of this Section 4.02, after the Effective Date the representations and warranties contained in Sections 3.04(a) and 3.04(b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 5.01(a) and 5.01(b), respectively).

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Loan Parties on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated or have been cash collateralized in accordance with this Agreement, in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01 Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender, including their Public-Siders:

(a) within (i) before the creation of a Public Market, one hundred (100) days after the end of each fiscal year of the Borrower and (ii) after the creation of a Public Market, ninety (90) days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification commentary) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and is continuing, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.13 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) concurrently with any delivery of financial statements under clause (a) above, if the accounting firm that reported on such financial statements obtained knowledge during the course of their examination of such financial statements of any Default, the footnotes to such financial statements will mention such Default;

(e) as soon as available, and in any event no later than 45 days after the end of each fiscal year of the Borrower, a detailed quarterly consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Financial Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Financial Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

(f) within 45 days after the end of each fiscal quarter of the Borrower, a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year;

(g) within five days after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities or public equity securities;

(h) promptly after the same become publicly available, and in any event within five days after the same are filed, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be; and

(i) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

SECTION 5.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event or any Foreign ERISA Event;

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect; and

(e) of the (i) occurrence of any sale of capital stock or other Equity Interests for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.11(b), (ii) incurrence or issuance of any Indebtedness for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.11(b), (iii) occurrence of any Disposition of property or assets for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.11(b), and (iv) receipt of any Extraordinary Receipt for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.11(b).

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03 Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04 Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05 Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations, and providing for not less than 30 days’ prior notice to the Borrower or Administrative Agent of termination, lapse or cancellation of such insurance. Without prejudice to the foregoing, within one (1) Business Day of receiving any notice of termination, lapse or cancellation of such insurance, Borrower shall deliver to the Administrative Agent a copy of such notice.

SECTION 5.06 Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that, so long as no Event of Default has occurred, the Administrative Agent or Lender, as the case may be, provides at least twenty (20) days’ prior notice and submits such request no more than once every six months; provided, further, that the foregoing proviso shall not apply at any time after an Event of Default has occurred.

SECTION 5.07 Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08 Use of Proceeds and Letters of Credit. The proceeds of the Revolving Loans and the Swingline Loans shall be used only to finance the working capital needs and for general corporate purposes of the Borrower and its Subsidiaries, including the payment of fees and expenses in connection with the Loan Documents, in the ordinary course of business. Letters of Credit will be issued only to support general corporate purposes of the Borrower and its Subsidiaries in the ordinary course of business. The proceeds of the Term Loans shall be used only to finance the payment by the Borrower of the Dividend and to pay related fees and expenses. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 5.09 Accuracy of Information. The Borrower will ensure that any information, including financial statements or other documents, furnished to the Administrative Agent or the Lenders in connection with this Agreement or any amendment or modification hereof or waiver hereunder contains no material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the furnishing of such information shall be deemed to be representation and warranty by the Borrower on the date thereof as to the matters specified in this Section 5.09.

SECTION 5.10 Certain Obligations Regarding Subsidiaries.

(a) Guarantors. The Borrower will, and will cause each of its Subsidiaries to, take such action from time to time as shall be necessary to ensure that all Subsidiaries (other than Excluded Subsidiaries) of such Loan Party are “Guarantors” hereunder and the other Loan Documents. Without limiting the generality of the foregoing, in the event that the Borrower or any Subsidiary shall form or acquire any new Domestic Subsidiary that shall constitute a Subsidiary hereunder, such Loan Party will cause such new Domestic Subsidiary to, within 60 days (or such longer period as the Administrative Agent, in its sole discretion, may designate) after such formation or acquisition:

(i) become a “Guarantor” hereunder pursuant to a Guarantee Assumption Agreement, and execute joinders to the Security Agreement and other Security Documents thereby granting the Administrative Agent a first priority lien on all of such Guarantor’s assets (other than Equity Interests in any Excluded Subsidiary of such Guarantor, which shall be governed by Section 5.10(b)) as collateral security for the Obligations, in form and substance reasonably satisfactory to the Administrative Agent;

(ii) cause such new Domestic Subsidiary to take such action (including delivering such certificates evidencing such Equity Interests, executing and delivering such UCC financing statements and, if the fair market value of such real property is equal to or greater than $1,000,000, subject to the following proviso, executing and delivering mortgages or deeds of trust covering the real property and fixtures owned or leased by such Subsidiary) as shall be necessary to create and perfect valid and enforceable first-priority Liens on substantially all of the property of such new Subsidiary as collateral security for the obligations of such new Subsidiary under the Loan Documents; and

(iii) deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by each Loan Party pursuant to Section 4.01 on the Effective Date or as the Administrative Agent shall have reasonably requested, all in form and substance reasonably satisfactory to the Administrative Agent.

(b) Excluded Subsidiaries. In the event that any Loan Party shall form or acquire any new Excluded Subsidiary, such Loan Party will, and will cause such new Excluded Subsidiary to, within 30 days (or such longer period as the Administrative Agent, in its sole discretion, may designate) after such formation or acquisition, (i) take such action as shall be necessary or, in the Administrative Agent’s discretion, advisable to create and perfect a valid and enforceable first-priority Lien in favor of the Administrative Agent on 65% of the Equity Interests of such new Excluded Subsidiary as collateral security for the Obligations and (ii) deliver such proof of corporate (or similar) action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by each Loan Party pursuant to Section 4.01 on the Effective Date or as the Administrative Agent shall have requested.

(c) Ownership of Subsidiaries. Each Loan Party will, and will cause each of its Subsidiaries to, take such action from time to time as shall be necessary to ensure that each of its Subsidiaries is a wholly owned Subsidiary (except as otherwise expressly permitted in this Agreement). In the event that any additional Equity Interests shall be issued by any Subsidiary, subject to Section 5.10(b), the respective Loan Party agrees forthwith to deliver to the Administrative Agent pursuant to the applicable Loan Document the certificates evidencing such Equity Interests, accompanied by undated stock powers executed in blank and to take such other action as the Administrative Agent shall request to perfect the security interest created therein pursuant to the Security Agreement.

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated or been cash collateralized as provided in this Agreement, in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01 Indebtedness. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created hereunder;

(b) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

(c) Indebtedness of a Subsidiary of the Borrower owed to the Borrower or a wholly-owned Subsidiary of the Borrower, which Indebtedness shall (i) in the case of Indebtedness owed to a Loan Party, constitute “Pledged Debt” under the Security Agreement, (ii) be on terms (including subordination terms) acceptable to the Administrative Agent and (iii) be otherwise permitted under Section 6.05;

(d) Guarantees of the Borrower or any Guarantor in respect of Indebtedness otherwise permitted hereunder of the Borrower or any other Guarantor;

(e) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $15,000,000 at any time outstanding;

(f) Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the aggregate principal amount of Indebtedness permitted by this clause (f) shall not exceed $5,000,000 at any time outstanding;

(g) Indebtedness of the Borrower or any Subsidiary as an account party in respect of trade letters of credit; and

(h) other unsecured Indebtedness in an aggregate principal amount not exceeding $25,000,000 at any time outstanding; provided that the aggregate principal amount of Indebtedness permitted under this Section 6.01(h) shall increase to $100,000,000 if (1) all of the principal of, and interest on, all of the Tranche A Term Loans have been paid in full in cash pursuant to Section 2.10 or 2.11(a), (2) both immediately prior and after giving effect to such unsecured Indebtedness, the Borrower is in compliance with Section 6.13 and (3) both immediately prior and after giving effect to such unsecured Indebtedness, no Default has occurred and is continuing or would result therefrom; provided, further, that the aggregate outstanding principal amount of Indebtedness of the Borrower’s Subsidiaries permitted by this clause (h) shall not exceed $12,500,000 at any time, which amount shall increase to $25,000,000 if (1) all of the principal of, and interest on, all of the Tranche A Term Loans have been paid in full in cash pursuant to Section 2.10 or 2.11(a), (2) both immediately prior and after giving effect to such Indebtedness, the Borrower is in compliance with Section 6.13 and (3) both immediately prior and after giving effect to such Indebtedness, no Default has occurred and is continuing or would result therefrom; and provided, further, that any unsecured Indebtedness that is permitted under this clause (h) shall mature at least six months after the Revolving Commitment Termination Date and shall not require mandatory prepayments nor permit the Borrower to make optional prepayments before the date that is six months after the Revolving Commitment Termination Date.

SECTION 6.02 Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

(b) any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be;

(d) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary;

(e) Liens created pursuant to the Security Documents;

(f) Liens consisting of customary and ordinary course rights of setoff against deposits of cash and Permitted Investments in favor of banks or other depositary institutions in the ordinary course of business; and

(g) Liens not otherwise permitted by this Section so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed (as to the Borrower and all Subsidiaries) $5,000,000 at any one time.

SECTION 6.03 Fundamental Changes. The Borrower will not, and will not permit any Subsidiary to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any wholly owned Loan Party (provided that the wholly owned Loan Party shall be the continuing or surviving corporation);

(b) any Subsidiary of the Borrower may Dispose of any or all of its assets (i) to the Borrower or any wholly owned Loan Party (upon voluntary liquidation or otherwise) or (ii) pursuant to a Disposition permitted by Section 6.04; and

(c) any Investment expressly permitted by Section 6.05 may be structured as a merger, consolidation or amalgamation.

In addition, the Borrower will not, and will not permit any of its Subsidiaries to, engage in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the Effective Date and businesses which the board of directors of the Borrower shall reasonably determine to be reasonably related or incidental to the businesses conducted by the Borrower and its Subsidiaries on the Effective Date.

SECTION 6.04 Dispositions. The Borrower will not, and will not permit any Subsidiary to, Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Equity Interests to any Person, except:

(a) Dispositions of cash that are in the ordinary course of business and not otherwise prohibited by this Agreement;

(b) Dispositions of accounts receivable in factoring transactions in a cumulative aggregate amount not to exceed $5,000,000;

(c) Dispositions of accounts receivable of non-U.S. Subsidiaries pursuant to ordinary course factoring arrangements to the extent that (i) the Borrower or any Subsidiary receives letter-of-credit rights as consideration and in exchange for such Dispositions and (ii) such Dispositions are consummated by such non-U.S. Subsidiary in the ordinary course of business and consistent with past practice;

(d) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(e) Dispositions of inventory in the ordinary course of business;

(f) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(g) Dispositions of property by any Subsidiary to the Borrower or to a wholly-owned Subsidiary; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be the Borrower or a Guarantor;

(h) Dispositions permitted by Section 6.03;

(i) non-exclusive licenses of intellectual property rights in the ordinary course of business; and

(j) Dispositions of intellectual property rights in connection with intellectual property that is not material to or necessary for the operation of the Borrower’s business.

SECTION 6.05 Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (all of the foregoing, “Investments”), except:

(a) Permitted Investments;

(b) (i) Investments by the Borrower and its Subsidiaries in their respective Subsidiaries outstanding on the date hereof, (ii) additional Investments by the Borrower and its Subsidiaries in Loan Parties, (iii) additional Investments by Subsidiaries of the Borrower that are not Loan Parties in other Subsidiaries that are not Loan Parties; and (iv) so long as no Default has occurred and is continuing or would result from such Investment and both immediately prior and after giving effect to such Investment, the Borrower is in compliance with Section 6.13, additional Investments by the Loan Parties in wholly-owned Subsidiaries that are not Loan Parties in an aggregate amount invested from the date hereof not to exceed the sum of (A) $17,500,000 plus (B) the difference between (1) $50,000,000 minus (2) the aggregate amount of permitted Restricted Payments made in compliance with Section 6.07(e);

(c) Guarantees constituting Indebtedness permitted by Section 6.01; and

(d) advances to officers, directors and employees of the Borrower and Subsidiaries in an aggregate amount not to exceed $2,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes.

(e) Loans to employees of the Borrower in cumulative aggregate amount not to exceed $8,500,000 at any time, in connection with such employees’ exercise of their stock options and payment of related taxes thereon.

SECTION 6.06 Swap Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except Swap Agreements that are (a) entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Borrower or any of its Subsidiaries), and (b) not entered into for any speculative purpose.

SECTION 6.07 Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock;

(b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests to the Borrower or to any other Loan Party;

(c) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans for management or employees of the Borrower and its Subsidiaries;

(d) the Borrower may pay the Dividend on the Effective Date; and

(e) so long as (i) no Default has occurred and is continuing or would result therefrom, and (ii) the principal of and the interest on all of the Tranche A Terms Loans have been paid in full in cash pursuant to Section 2.10 or 2.11(a), the Borrower may make Restricted Payments in an aggregate cumulative amount which does not exceed $50,000,000; and

(f) to the extent the Investments permitted under Section 6.05(e) are Restricted Payments, the Borrower may make such Restricted Payments to the extent permitted under Section 6.05(e);

provided that (1) Revolving Borrowings may never be used to make any Restricted Payments, permitted under clauses (a) through (e) of this Section 6.07, and (2) unsecured debt permitted under Section 6.01(h) may be used to make the Restricted Payments permitted under Section 6.07(e).

SECTION 6.08 Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and its wholly owned Subsidiaries not involving any other Affiliate and (c) any Restricted Payment permitted by Section 6.07.

SECTION 6.09 Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by the Loan Documents, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.09 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof.

SECTION 6.10 Changes in Fiscal Periods. The Borrower will not, and will not permit any of its Subsidiaries to, make any change in (a) accounting policies or reporting practices, except (i) as required by GAAP or (ii) solely with respect to non-U.S. Subsidiaries, as required by applicable local law, or (b) fiscal year; provided, that all times the consolidated financial statements of the Borrower and its Subsidiaries will be prepared in accordance with GAAP.

SECTION 6.11 Amendments to Organizational Documents. The Borrower will not, and will not permit any of its Subsidiaries to, amend, modify or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, the charter, articles of incorporation, memorandum of association, articles of association, partnership agreement, by-laws or other organizational documents of the Loan Parties to the extent such amendment, modification, waiver or other change would reasonably be expected to impair the ability of the Loan Parties to perform their obligations under the Loan Documents.

SECTION 6.12 Optional Payments and Modifications of Certain Debt Instruments. The Borrower will not, and will not permit any of its Subsidiaries to, (a) make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to Material Indebtedness; (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of Material Indebtedness (other than any such amendment, modification, waiver or other change that (i) would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon and (ii) does not involve the payment of a consent fee); (c) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any preferred stock (other than any such amendment, modification, waiver or other change that (i) would extend the scheduled redemption date or reduce the amount of any scheduled redemption payment or reduce the rate or extend any date for payment of dividends thereon and (ii) does not involve the payment of a consent fee); or (d) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any financial or negative covenants, or defaults or events of default, in any Material Indebtedness that are more restrictive (in respect of any Loan Party) than those set forth in the Loan Documents (and without prejudice to the foregoing, the Borrower will, and will cause its Subsidiaries to, execute and deliver such amendments (in form and substance reasonably satisfactory to the Required Lenders) to the Loan Documents that the Administrative Agent or Required Lenders may require to incorporate such more restrictive (in respect of any Loan Party) provisions into the Loan Documents.

SECTION 6.13 Certain Financial Covenants.

(a) Consolidated Leverage Ratio. The Borrower will not permit the Consolidated Leverage Ratio at any time during any of the following periods set forth below to exceed the ratio set forth below opposite such period:

Period:	Consolidated Leverage Ratio

Effective Date through June 30, 2013	3.00

July 1, 2013 through September 30, 2013	2.75

October 1, 2013 through December 31, 2013	2.50

January 1, 2014 through December 31, 2014	2.00

January 1, 2015 and December 31, 2015 and thereafter	1.50

Consolidated Interest Coverage Ratio. The Borrower will not permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than 5.00 to 1.00.

ARTICLE VII

EVENTS OF DEFAULT

If any of the following events shall occur:

(a) the Borrower or any other Loan Party shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower or any other Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of one Business Day;

(c) any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary in or in connection with this any Loan Document or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) (i) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01, 5.02, 5.03 (with respect to the Borrower’s existence), 5.08 or 5.10 or in Article VI; or (ii) any Guarantor fails to perform or observe any term, covenant or agreement contained in Article VIII; or (iii) any Loan Party fails to perform or observe any term, covenant or agreement contained in Section 3.3, 3.4, 3.6, 3.7, 3.8, 3.13 or 3.16, or in Article 2, 4 or 6, of the Security Agreement;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after written notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f) any Loan Party or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) any Loan Party or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) any Loan Party or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $5,000,000 shall be rendered against any Loan Party, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 10 consecutive Business Days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any Subsidiary to enforce any such judgment;

(l) an ERISA Event or a Foreign ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events and/or Foreign ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m) a Change in Control shall occur;

(n) any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(o) any Security Document after delivery thereof pursuant to this Agreement shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first-priority Lien (subject to Liens permitted by Section 6.02) on the Collateral purported to be covered thereby (except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to its representing securities pledged under the Security Documents);

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Loan Party; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Loan Party.

In addition to any other rights and remedies granted to them in the Loan Documents, the Administrative Agent on behalf of the Lenders may exercise all rights and remedies of a secured party under the UCC or any other applicable law. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Loan Party or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, or consent to the use by the Loan Party or any cash collateral arising in respect of the Collateral on such terms as the Administrative Agent deems reasonable, and/or may forthwith sell, lease, assign give option or options to purchase or otherwise dispose of and deliver, or acquire by credit bid on behalf of the Lenders, the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any Lender or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Administrative Agent or any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor (hereinafter, as such term is defined in the Security Agreement), which right or equity is hereby waived and released. Each Grantor further agrees, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Article VII, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent and the Lenders hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the obligations of the Loan Parties under the Loan Documents, in such order as the Administrative Agent may elect, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) of the UCC, need the Administrative Agent account for the surplus, if any, to any Loan Party. To the extent permitted by applicable law, each Loan Party waives all claims, damages and demands it may acquire against the Administrative Agent or any Lender arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

ARTICLE VIII

GUARANTEE

SECTION 8.01 Guaranty. The Guarantors hereby absolutely and unconditionally guarantee, jointly and severally, as a guaranty of payment and performance and not merely as a guaranty of collection, to the Secured Parties the prompt payment in full when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, and whether arising hereunder or under any other Loan Document, any Secured Cash Management Agreement or any Secured Hedge Agreement (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Secured Parties in connection with the collection or enforcement thereof). The Guarantors hereby further jointly and severally agree if the Borrower or any Guarantor shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Obligations, the Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension of renewal. The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Guarantor, and conclusive for the purpose of establishing the amount of the Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of any Guarantor under this Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

SECTION 8.02 Rights of Lenders. Each Guarantor consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guarantee or any Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent, the Issuing Bank and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guarantee or which, but for this provision, might operate as a discharge of such Guarantor.

SECTION 8.03 Certain Waivers. Each Guarantor waives (a) any defense arising by reason of any disability or other defense of the Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of the Borrower or any other guarantor; (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of the Borrower or any other guarantor; (c) the benefit of any statute of limitations affecting any Guarantor’s liability hereunder; (d) any right to proceed against the Borrower or any other guarantor, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Secured Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Secured Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties. Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations.

SECTION 8.04 Obligations Independent. The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the

Obligations and the obligations of any other guarantor, and a separate action may be brought against such Guarantor to enforce this Guaranty whether or not the Borrower or any other person or entity is joined as a party. Each Guarantor hereby acknowledges that this Guaranty constitutes an instrument for the payment of money, and consents and agrees that the Administrative Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring motion-action under New York CPLR Section 3213.

SECTION 8.05 Subrogation. No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Obligations and any amounts payable under this Guaranty have been indefeasibly paid in cash and performed in full and the Commitments are terminated. If any amounts are paid to any Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to reduce the amount of the Obligations, whether matured or unmatured.

SECTION 8.06 Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until all Obligations and any other amounts payable under this Guaranty are indefeasibly paid in full in cash and the Commitments are terminated. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or any Guarantor is made, or any of the Secured Parties exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any bankruptcy or insolvency laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Guarantor under this paragraph shall survive termination of this Guaranty.

SECTION 8.07 Subordination. Each Guarantor hereby subordinates the payment of all obligations and indebtedness of the Borrower or any Subsidiary owing to such Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of the Borrower to such Guarantor as subrogee of the Secured Parties or resulting from such Guarantor’s performance under this Guaranty, to the indefeasible payment in full in cash of all Obligations. If the Secured Parties so request, any such obligation or indebtedness of the Borrower to such Guarantor shall be enforced and performance received by such Guarantor as trustee for the Secured Parties and the proceeds thereof shall be paid over to the Secured Parties on account of the Obligations, but without reducing or affecting in any manner the liability of such Guarantor or any other guarantor under this Guaranty.

SECTION 8.08 Stay of Acceleration. If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against any Guarantor or the Borrower under any bankruptcy or insolvency laws or otherwise, or otherwise, all such amounts shall nonetheless be payable by such Guarantor immediately upon demand by the Secured Parties. Without limiting the foregoing, the Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrower under this Agreement may be declared to be forthwith due and payable as provided in Article VII (and shall be deemed to have become automatically due and payable in the circumstances provided in Article VII) for purposes of Section 8.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 8.01.

SECTION 8.09 Condition of Borrower. Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as such Guarantor requires, and that none of the Secured Parties has any duty, and such Guarantor is not relying on the Secured Parties at any time, to disclose to such Guarantor any information relating to the business, operations or financial condition of the Borrower or any other guarantor (such Guarantor waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

SECTION 8.10 General Limitation on Guarantee Obligations In any action or proceeding involving any state corporate law, or any state or Federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 8.01 would otherwise be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 8.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Lender, the Administrative Agent or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

ARTICLE IX

THE ADMINISTRATIVE AGENT

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therewith, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a lender or assign or otherwise transfer its rights, interests and obligations hereunder.

The Lenders and Issuing Bank irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of all the commitments and payment in full in cash of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the Issuing Bank shall have been made), (ii) that is Disposed of or to be Disposed of as part of or in connection with any Disposition permitted hereunder or under any other Loan Document, or (iii) if approved or authorized in writing in accordance with Section 10.02. upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types of items of property pursuant to this paragraph.

Anything herein to the contrary notwithstanding, none of the Joint Bookrunners, Arranger, documentation Agent or Co-Syndication Agents listed on the cover page hereof shall have any powers, duties or responsibilities under any Loan Document, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Bank.

ARTICLE X

MISCELLANEOUS

SECTION 10.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to any Loan Party, to it at c/o Woodman Labs, Inc., d/b/a GoPro, 3000 Clear view Way, Building E, San Mateo, CA 94402, Attention of Chief Financial Officer (Telecopy No. (480) 275-3094);

(ii) if to the Administrative Agent, Issuing Bank or Swingline Lender: JPMorgan Chase Bank, Loan and Agency Services Group, 500 Stanton Christiana Road, Ops 2, Newark, Delaware 19713, Attention of Brian Longer (Telecopy No. (302) 634-3301), with a copy to JPMorgan Chase Bank, 383 Madison Avenue, 24th Floor, New York, New York 10179, Attention of Tony Yung (Telecopy No. (212) 270-6637); and

(iii) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 10.02 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan document, nor any provision hereof or thereof, may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower (or the applicable Loan Party, as the case may be) and the Required Lenders or by the Borrower (or the applicable Loan Party, as the case may be) and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase any Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, or (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; (vi) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender, or (vii) except to the extent a Disposition is permitted under Section 6.04, release all or substantially of the value of the Guarantee set forth in Article VIII, without the written consent of the lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be; and provided, further, that no such agreement shall waive, amend or modify Section 2.20 without the consent of the Administrative Agent, the Swingline Lender and the Issuing Bank in addition to the consent of the Required Lenders; and provided, further, that the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding any provision of this Agreement to the contrary, a Defaulting Lender’s vote shall not be included except (i) such Defaulting Lender’s Commitment may not be increased or extended without its consent and (ii) the principal amount of, or interest or fees payable on, Loans or LC Disbursements may not be reduced or excused or the scheduled date of payment may not be postponed as to such Defaulting Lender without such Defaulting Lender’s consent.

SECTION 10.03 Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement, the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrower shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. This Section 10.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(d) To the extent permitted by applicable law, the no party hereto shall assert, and each such party hereby waives, any claim against any other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this clause (d) shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e) All amounts due under this Section shall be payable not later than one Business Day after written demand therefor.

SECTION 10.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i)Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower, provided that, the Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; provided further that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of (x) any Revolving Commitment to an assignee that is a Lender with a Revolving Commitment immediately prior to giving effect to such assignment or that is an Affiliate of such Lender and (y) all or any portion of a Tranche A Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) the Issuing Bank, provided that no consent of the Issuing Bank shall be required for an assignment of all or any portion of a Tranche A Term Loan.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 or, in the case of a Tranche A Term Loan, $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 10.04(b), the term “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means a (a) natural person or (b) company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, such company, investment vehicle or trust shall not constitute an Ineligible

Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 10.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such

Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over the Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 10.05 Survival. All covenants, agreements, representations and warranties made by each Loan Party herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under the Loan Documents is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 10.03 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement and the other Loan Documents or any provision hereof or thereof.

SECTION 10.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and the other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or the other Loan Documents and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 10.09 Governing Law; Jurisdiction; Consent to Service of Process. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(a) Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan, and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to any Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(b) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in any Loan Document will affect the right of any party to any Loan Document to serve process in any other manner permitted by law.

SECTION 10.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE

BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12 Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to any Loan Document, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to any Loan Document or the enforcement of rights thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under the Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than a Loan Party. For the purposes of this Section, “Information” means all information received from a Loan Party relating to a Loan Party or its subsidiaries or their respective businesses, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by a Loan Party; provided that, in the case of information received from a Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 10.13 Material Non-Public Information.

(a) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 10.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(b) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 10.14 Authorization to Distribute Certain Materials to Public-Siders.

(a) Prior to the creation of a Public Market:

(i) None of the Parties currently has any publicly traded securities outstanding (including, but not limited to, 144A Securities, commercial paper notes or American Depositary Receipts); provided that the Borrower agrees that if any of the Parties issues any publicly traded securities at a future date, any of the information in the Loan Documents and the Financial Statements to be furnished pursuant to Section 5.01(a) and (b), to the extent then material, will be publicly disclosed or set forth in the related prospectus or other offering document for such issuance.

(ii) The Borrower hereby authorizes the Administrative Agent to distribute the execution versions of the Loan Documents and Financial Statements to all Lenders, including their Public-Siders who indicate that they would not wish to receive information that would be deemed to be material non-public information within the meaning of the United States federal and state securities laws if the Parties had publicly-traded securities outstanding.

(iii) If the Borrower issues any 144A Securities during the term of this Agreement and its Financial Statements are not filed with the SEC, the Borrower (A) agrees to deliver to the Administrative Agent, and authorizes their posting by the Administrative Agent to the public-side view site of the Agency Site, the Financial Statements and Supplemental Materials and (B) represents, warrants and agrees that the Financial Statements and Supplemental Materials will not constitute information that, upon disclosure to Public-Siders, would restrict them or their firms from purchasing or selling any of the 144A Securities under United States federal and state securities laws. The Borrower further agrees to clearly label such Financial Statements and/or Supplemental Materials with a notice stating: “Confidential Financial Statements provided to 144A Holders” or “Confidential Supplemental Materials,” as the case may, before delivering them to the Administrative Agent.

(iv) The Borrower acknowledges its understanding that Public-Siders and their firms may be trading in any of the Parties’ respective securities while in possession of the materials, documents and information distributed to them pursuant to the authorizations made herein.

(b) After the creation of a Public Market:

(i) If the Borrower does not file this Agreement with the SEC, then the Borrower hereby authorizes the Administrative Agent to distribute the execution version of this Agreement and the Loan Documents to all Lenders, including their Public-Siders. The Borrower acknowledges its understanding that Public-Siders and their firms may be trading in any of the Parties’ respective securities while in possession of the Loan Documents.

(ii) The Borrower represents and warrants that none of the information in the Loan Documents constitutes or contains material non-public information within the meaning of the federal and state securities laws. To the extent that any of the executed Loan Documents constitutes at any time a material non-public information within the meaning of the federal and state securities laws after the date hereof, the Company agrees that it will promptly make such information publicly available by press release or public filing with the SEC.

SECTION 10.15 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 10.16 USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies each Loan Party that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Loan Party in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:

WOODMAN LABS, INC., D/B/A GORRO

By:	/s/ Nicholas Woodman
	Name:	Nicholas Woodman
	Title:	CEO

GUARANTOR:

CINEFORM INC.

By:	/s/ Nicholas Woodman
	Name:	Nicholas Woodman
	Title:	CEO

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A.,
individually and as Administrative Agent

By:	/s/ Tony Yung
	Name:	Tony Yung
	Title:	Executive Director

[Signature Page to Credit Agreement]

BARCLAYS BANK PLC

By:	/s/ Vanessa A. Kurbatskiy
	Name:	Vanessa A. Kurbatskiy
	Title:	Vice President

[Signature Page to Credit Agreement]

CITIBANK, N.A.

By:	/s/ Avrum Spiegel
	Name:	Avrum Spiegel
	Title:	Managing Director

[Signature Page to Credit Agreement]

SILICON VALLEY BANK

By:	/s/ Christopher L. Snider
	Name:	Christopher L. Snider
	Title:	Managing Director
Silicon Valley Bank
(415) 764-3145

[Signature Page to Credit Agreement]

U.S. BANK

By:	/s/ Matthew Murray
	Name:	Matthew Murray
	Title:	Vice President

[Signature Page to Credit Agreement]

SCHEDULE 2.01

LENDERS AND COMMITMENTS

Lender	Revolving Commitment	Tranche A Term Commitment	Total Allocation
JPMorgan Chase Bank, N.A.	$11,029,411.76	$26,470,588.24	$37,500,000.00
Citibank, N.A.	$11,029,411.76	$26,470,588.24	$37,500,000.00
Barclays Bank PLC	$11,029,411.76	$26,470,588.24	$37,500,000.00
Silicon Valley Bank	$11,029,411.76	$26,470,588.24	$37,500,000.00
U.S. Bank National Association	$5,882,352.94	$14,117,647.06	$20,000,000.00

TOTAL	$50,000,000.00	$120,000,000.00	$170,000,000.00

Schedule

To Credit Agreement

This Schedule (this “Schedule”) is made and delivered pursuant to that certain Credit Agreement dated December 21, 2012 (the “Agreement”) by and among Woodman Labs, Inc. (the “Company”), JPMorgan Chase Bank, National Association, as Administrative Agent (as defined in the Agreement), and the “Lenders” and “Guarantors” party thereto. All capitalized terms used but not defined herein shall have the meanings as defined in the Agreement, unless otherwise provided herein. The section numbers below correspond to the section numbers of Section 3 of the Agreement; provided, however, that any information disclosed herein under any section number shall be deemed to be disclosed and incorporated into any other section number under the Agreement where the applicability of such disclosure would be reasonably apparent to a reader familiar with the Company.

Nothing in this Schedule is intended to broaden the scope of any representation or warranty contained in the Agreement or to create any covenant. Inclusion of any item in this Schedule (i) does not represent a determination that such item is material or establish a standard of materiality, (ii) does not represent a determination that such item did not arise in the ordinary course of business, (iii) does not represent a determination that the transactions contemplated by the Agreement require the consent of third parties, and (iv) shall not constitute, or be deemed to be, an admission to any third party concerning such item.

Schedule 3.06	Litigation

•	Dean Woodman, a stockholder of the Company, has asserted in correspondence with the Company that the Company and its Chief Executive Officer had defamed him by not appropriately crediting his contributions to the Company and may seek damages and has asserted in correspondence with the Company that the grant of certain stock options allegedly constituted corporate waste and a breach of fiduciary duty. To the Company’s knowledge, Dean Woodman has not filed either a defamation lawsuit or a shareholder derivative lawsuit.

•	On December 5, 2012, e.Digital Corporation (“e.Digital”) filed a lawsuit captioned e.Digital Corporation v. Woodman Labs, Inc. dba GoPro, et al., case No. 3:12-cv-02899 in the United States District Court for the Southern District of California (‘the e.Digital litigation”). The complaint in the e.Digital litigation alleges infringement of United States Patent No. 5,742,737 (“the ’737 patent”) by the Company’s products including at least Hero, Hero2, and Hero3 series camcorders. The ’737 patent is entitled “Method for Recording Voice Messages on Flash Memory In A Hand Held Recorder.” The complaint also alleges infringement of the same patent by certain retailers that are alleged to sell the Company’s products. Those retailers are Target Corporation, Sport Chalet, Inc., Quicksilver, Inc., Recreational Equipment, Inc. dba REI, and Buy.com, Inc. (“the retailer defendants”). To date, one of the retailer defendants has requested that the Company indemnify and defend it in the e.Digital litigation. The Company’s response to the complaint is currently due on January 2, 2013.

Schedule 3.14	Subsidiaries

(a)

[Signature Page to Credit Agreement]

Name	Jurisdiction	Owners of Equity Interests

Cineform, Inc.	Delaware	Woodman Labs, Inc.: 100%

Woodman Labs Hong Kong Limited	Hong Kong	Woodman Labs Cayman, Inc.: 100%

Woodman Labs Cayman, Inc.	Cayman Islands	Woodman Labs, Inc.: 100%

Schedule 3.19	Security Documents

To the knowledge of the Company: None.

Schedule 6.01	Indebtedness

None.

Schedule 6.02	Liens

Name of Holder of Lien/Encumbrance	Description of Property Encumbered	Company/Subsidiary

U.S. Bancorp Equipment Finance, Inc.	Certain equipment, including copiers, a spectrophotometer and an EFI image controller. [Office copy machine financing]	Company ☒ OR Name of Sub

Webbank	All computer equipment, peripherals, and other equipment financed to the Company pursuant to their credit account with Webbank. [Dell Computer financing]	Company ☒ OR Name of Sub

Schedule 6.09	Restrictive Agreements

None.

***

[Signature Page to Credit Agreement]

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower:	Woodman Labs, Inc., d/b/a GoPro

4.	Administrative Agent:	JPMorgan Chase Bank, National Association, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The $170,000,000 Credit Agreement dated as of December [ ], 2012 among Woodman Labs, Inc., d/b/a GoPro, the Guarantors party thereto, the Lenders party thereto, and JPMorgan Chase Bank, National Association, as Administrative Agent

[1]	Select as applicable.

[Signature Page to Credit Agreement]

6.	Assigned Interest:

Facility Assigned[2]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[3]
	$	$		%
	$	$		%
	$	$		%

Effective Date:            , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[2]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Revolving Commitment,” “Tranche A Commitment,” etc.)
[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[Signature Page to Credit Agreement]

[Consented to and][4] Accepted:

[NAME OF ADMINISTRATIVE AGENT], as Administrative Agent

By:
Title:

[Consented to:][5]

[NAME OF RELEVANT PARTY]

By:
Title:

[4]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[5]	To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Lender, Issuing Bank) is required by the terms of the Credit Agreement.

[Signature Page to Credit Agreement]

ANNEX 1

[                    ]6

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Agreement or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Agreement.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and other Loan Documents as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one

[6]	Describe Credit Agreement at option of Administrative Agent.

[Signature Page to Credit Agreement]

instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

[Signature Page to Credit Agreement]

EXHIBIT B-1

EXHIBIT B-1

[Form of] Revolving Note

$	December [ ], 2012

FOR VALUE RECEIVED, WOODMAN LABS, INC., D/B/A GOPRO, a Delaware corporation (the “Borrower”), hereby promises to pay to the order of [name of Lender] or registered assigns (the “Lender”), the principal sum of $        ([        ] Million Dollars) or such lesser amount as shall equal the aggregate unpaid principal amount of the Revolving Loans made by the Lender to the Borrower under the Credit Agreement dated as of December [    ], 2012 (as amended from time to time, the “Agreement”) among the Borrower, the guarantors party thereto, the lenders (including the Lender) party thereto, and JPMorgan Chase Bank, National Association, as administrative agent thereunder (the “Administrative Agent”), and outstanding on the Revolving Commitment Termination Date, in lawful money of the United States of America and in immediately available funds, in accordance with the provisions of the Agreement. The Borrower promises to pay interest on the unpaid principal amount of each Revolving Loan from the date such Revolving Loan is made until such principal amount is paid in full, at such interest rates and at such times as are specified in the Agreement. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

The Lender shall enter the amount of each Revolving Loan advanced by it to the Borrower, along with the maturities, interest rates, interest accrued thereon, and all payments and repayments in respect thereto on the schedule which is attached to this Revolving Note, and the Borrower hereby authorizes the Lender to make such entries. Absent manifest error, such schedule shall constitute presumptive evidence of the amount from time to time outstanding hereunder, provided that the failure of the Lender to make such entries on said schedule shall not affect the obligation of the Borrower to pay when due all Revolving Loans, together with interest accrued thereon, which obligation shall remain absolute and unconditional.

This Revolving Note shall remain valid and enforceable despite the fact that there may be times when no indebtedness is owing hereunder.

All capitalized terms used herein shall have the respective meanings given to them in the Agreement.

This Revolving Note is one of the Revolving Notes referred to in the Agreement and evidences Revolving Loans made to the Borrower by the Lender thereunder. This Note is also entitled to the benefits of the Guaranty provided by the Guarantors and is secured by the Collateral. All terms and conditions in the Agreement relating to this Revolving Note are herein incorporated by reference.

Upon the occurrence of an Event of Default, the principal hereof and accrued interest hereon shall become, or may be declared to be, forthwith due and payable in the manner, subject to the terms and conditions, and with the effect provided in the Agreement.

[Signature Page to Credit Agreement]

In addition to all principal of and accrued interest on this Revolving Note, the Borrower agrees to pay (a) all reasonable costs and expenses incurred by all of the holders of this Revolving Note in collecting this Revolving Note, whether through reorganization, bankruptcy or other proceedings and (b) reasonable attorneys’ fees when and if this Revolving Note is placed in the hands of an attorney for collection.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Note.

THIS REVOLVING NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS REVOLVING NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Signature Page to Credit Agreement]

Schedule to the Revolving Note of

WOODMAN LABS, INC., D/B/A GOPRO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

[Signature Page to Credit Agreement]

EXHIBIT B-2

EXHIBIT B-2

[Form of] Tranche A Term Note

$	December [ ], 2012

FOR VALUE RECEIVED, WOODMAN LABS, INC., D/B/A GOPRO, a Delaware corporation (the “Borrower”), hereby promises to pay to the order of [name of Lender] or registered assigns (the “Lender”), the principal sum of $        ([        ] Million Dollars) or such lesser amount as shall equal the aggregate unpaid principal amount of the Tranche A Term Loans made by the Lender to the Borrower under the Credit Agreement dated as of December [    ], 2012 (as amended from time to time, the “Agreement”) among the Borrower, the guarantors party thereto, the lenders (including the Lender) party thereto, and JPMorgan Chase Bank, National Association, as administrative agent thereunder (the “Administrative Agent”), and outstanding on the Term Loan Maturity Date, in lawful money of the United States of America and in immediately available funds, in accordance with the provisions of the Agreement. The Borrower promises to pay interest on the unpaid principal amount of each Tranche A Term Loan from the date such Tranche A Term Loan is made until such principal amount is paid in full, at such interest rates and at such times as are specified in the Agreement. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

The Lender shall enter the amount of each Tranche A Term Loan advanced by it to the Borrower, along with the maturities, interest rates, interest accrued thereon, and all payments and repayments in respect thereto on the schedule which is attached to this Tranche A Term Note, and the Borrower hereby authorizes the Lender to make such entries. Absent manifest error, such schedule shall constitute presumptive evidence of the amount from time to time outstanding hereunder, provided that the failure of the Lender to make such entries on said schedule shall not affect the obligation of the Borrower to pay when due all Tranche A Term Loans, together with interest accrued thereon, which obligation shall remain absolute and unconditional.

All capitalized terms used herein shall have the respective meanings given to them in the Agreement.

This Tranche A Term Note is one of the Tranche A Term Notes referred to in the Agreement and evidences Tranche A Term Loans made to the Borrower by the Lender thereunder. This Tranche A Term Note is also entitled to the benefits of the Guaranty provided by the Guarantors and is secured by the Collateral. All terms and conditions in the Agreement relating to this Tranche A Term Note are herein incorporated by reference.

Upon the occurrence of an Event of Default, the principal hereof and accrued interest hereon shall become, or may be declared to be, forthwith due and payable in the manner, subject to the terms and conditions, and with the effect provided in the Agreement.

In addition to all principal of and accrued interest on this Tranche A Term Note, the Borrower agrees to pay (a) all reasonable costs and expenses incurred by all of the holders of this Tranche A Term Note in collecting this Tranche A Term Note, whether through reorganization, bankruptcy or other proceedings and (b) reasonable attorneys’ fees when and if this Tranche A Term Note is placed in the hands of an attorney for collection.

[Signature Page to Credit Agreement]

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Tranche A Term Note.

THIS TRANCHE A TERM NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS TRANCHE A TERM NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Signature Page to Credit Agreement]

EXHIBIT C-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of December [    ], 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Woodman Labs, Inc., d/b/a GoPro, the Guarantors party thereto, each lender from time to time party thereto, and JPMorgan Chase Bank, National Association, as Administrative Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

[Signature Page to Credit Agreement]

EXHIBIT C-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of December [    ], 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Woodman Labs, Inc., d/b/a GoPro, the Guarantors party thereto, each lender from time to time party thereto, and JPMorgan Chase Bank, National Association, as Administrative Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

[Signature Page to Credit Agreement]

EXHIBIT C-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of December [    ], 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Woodman Labs, Inc., d/b/a GoPro, the Guarantors party thereto, each lender from time to time party thereto, and JPMorgan Chase Bank, National Association, as Administrative Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W- 8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:	, 20[ ]

[Signature Page to Credit Agreement]

EXHIBIT C-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of December [    ], 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Woodman Labs, Inc., d/b/a GoPro, the Guarantors party thereto, each lender from time to time party thereto, and JPMorgan Chase Bank, National Association, as Administrative Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W- 8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

[Signature Page to Credit Agreement]

EXHIBIT D

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:             ,

To:	JPMorgan Chase Bank, N.A., as

Administrative Agent under the

Credit Agreement referred to below

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of                      (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the undersigned, the Guarantors party thereto, the Lenders party thereto and JPMorgan Chase Bank, National Association, as the Administrative Agent for such Lenders.

The undersigned Financial Officer7 hereby certifies (on behalf of the Borrower and not in such person’s individual capacity) as of the date hereof that he/she is the                                          of the Borrower, and that, as such, he/she is authorized to execute and deliver this Compliance Certificate to the Administrative Agent on the behalf of the Borrower, and that:

1. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Company and its Subsidiaries during the accounting period covered by the attached financial statements [and such financial statements delivered with this Compliance Certificate in accordance with Section 5.01(b) of the Credit Agreement present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.]8

2. No Default has occurred[, except for such events or conditions listed on Schedule [    ] attached hereto]9

3. The financial information furnished in Schedule [    ] attached hereto sets forth reasonably detailed calculations demonstrating compliance with Section 6.13(a) of the Credit Agreement for the period of four (4) consecutive fiscal quarters ending with the end of the period to which the financial statements delivered herewith relate.

[7]	This certificate should be from the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.
[8]	Insert bracketed language if the Company is delivering financial statements pursuant to Section 5.01(b) of the Credit Agreement.
[9]	Insert bracketed language only if a Default has occurred and is continuing. The details of any such Default and any action taken or proposed to be taken with respect to such Default should be specified on the Schedule.

[Signature Page to Credit Agreement]

EXHIBIT D

4. The financial information furnished in Schedule [    ] attached hereto sets forth reasonably detailed calculations demonstrating compliance with Section 6.13(b) of the Credit Agreement for the fiscal quarter ending with the end of the period to which the financial statements delivered herewith relate.

5. No change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 of the Credit Agreement[, except for such changes listed on Schedule [    ] attached hereto]10.

[10]	Insert bracketed language only if a change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 of the Credit Agreement. The effect of any such change on the financial statements delivered with this Compliance Certificate should be specified on the Schedule.

[Signature Page to Credit Agreement]

EXHIBIT D

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of             ,         .

WOODMAN LABS, INC., D/B/A GOPRO

By:
Name:
Title:

[Signature Page to Credit Agreement]

EXHIBIT D

[SCHEDULE [    ]

Default]

[Signature Page to Credit Agreement]

EXHIBIT D

SCHEDULE [    ]

Financial Covenants

($ in 000’s)

For the Fiscal Quarter/Year ended             ,          (“Statement Date”)

I.	Section 6.13(a) – Consolidated Leverage Ratio.

	A.	Consolidated Funded Debt:		$

		1.	Outstanding obligations for borrowed money:	$

		2.	Purchase money Indebtedness:	$

		3.	Direct obligations arising under letters of credit and similar instruments:	$

		4.	Obligations in respect of the deferred purchase price of property or services	$

		5.	Capital Lease Obligations	$

		6.	Guarantees with respect to outstanding Indebtedness of Persons other than Borrower or any Subsidiary	$

		7.	Indebtedness of any partnership or joint venture in which the Borrower or a Subsidiary is a general partner or joint venturer	$

		8.	Consolidated Funded Debt (Lines I.A.1 + 2 + 3 + 4 + 5+ 6 + 7	$

	B.	Consolidated EBITDA for the period from to (the “Subject Period”:		$

		1.	Consolidated Net Income for Subject Period:	$

		2.	Consolidated Interest Expense for Subject Period:	$

		3.	Provision for income taxes for Subject Period:	$

		4.	Depreciation and amortization expenses for Subject Period:	$

		5.	Stock-based compensation expense for Subject Period	$

		6.	Income tax credits for Subject Period:	$

		7.	Non-cash increases to Consolidated Net Income for Subject Period:	$

		8.	Consolidated EBITDA (Lines I.B.1 + 2 + 3 + 4 + 5 - 6 –7):	$

[Signature Page to Credit Agreement]

EXHIBIT D

C.	Consolidated Leverage Ratio (Ratio of (A) to (B)):	to 1.00

The maximum Consolidated Leverage Ratio at any time during any of the following periods set forth below shall not exceed the ratio set forth below opposite such period:

Period:	Consolidated Leverage Ratio
Effective Date through June 30, 2013	3.00
July 1, 2013 through September 30, 2013	2.75
October 1, 2013 through December 31, 2013	2.50
January 1, 2014 through December 31, 2014	2.00
January 1, 2015 through December 31, 2015 and thereafter	1.50

II.	Section 6.13(b) – Consolidated Interest Coverage Ratio.

	A.	Consolidated EBITDA for the period from to :	$

	B.	Consolidated Interest Expense for the period from to :	$

	C.	Consolidated Interest Coverage Ratio (Ratio of (A) to (B)):		to 1.00

The minimum Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Borrower is 5.00 to 1.00

[Signature Page to Credit Agreement]

EXHIBIT D

[SCHEDULE [    ]

Changes in GAAP]

[Signature Page to Credit Agreement]

[EXECUTION

COUNTERPART]

February 15, 2013

Woodman Labs, Inc., d/b/a GoPro

3000 Clearview Way, Building E

San Mateo, CA 94402

Attention: Chief Financial Officer

Re:	Letter Amendment to Credit Agreement

Ladies and Gentlemen:

We refer to (i) the Credit Agreement dated as of December 21, 2012 (as amended and in effect from time to time, the “Credit Agreement”) among Woodman Labs, Inc., d/b/a GoPro (the “Borrower”), the Guarantors party thereto, the Lenders party thereto, and JPMorgan Chase Bank, National Association, as administrative agent for such Lenders (in such capacity, the “Administrative Agent”), and (ii) the Security Agreement dated as of December 21, 2012 (as amended and in effect from time to time, the “Security Agreement”) among the Borrower, the Guarantors party thereto and the Administrative Agent. Capitalized terms used but not defined herein are used as defined in the Credit Agreement.

This letter amendment confirms our mutual agreement, with the consent of the Required Lenders as evidenced by their signatures below, effective as of the date hereof, to amend Section 5.01(f) of the Credit Agreement by amending and restating said Section 5.01(f) to read in its entirety as follows:

“(f) concurrently with any delivery of financial statements under clause (a) or (b) above, a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such fiscal quarter or fiscal year, as applicable, and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter or fiscal year, as applicable, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year;”

Under Section 3.6 of the Security Agreement, the Borrower and Administrative Agent may agree in writing to extend the date by which the Grantors shall maintain their primary Deposit Accounts with the Administrative Agent. The Borrower and Administrative Agent hereby confirm their mutual agreement to extend the date by which the Grantors shall maintain their primary Deposit Accounts with Administrative Agent to March 21, 2013.

The Loan Parties hereby ratify all of their Obligations under the Credit Agreement and the other Loan Documents and agree and acknowledge that the Credit Agreement and the other Loan Documents are and shall continue to be in full force and effect as amended and modified by this letter amendment. Each Loan Party hereby ratifies, affirms, acknowledges and agrees that each Loan Document to which it is a party represents the valid, enforceable and collectible obligations of such Loan Party, and further acknowledges and agrees that, to its knowledge, it has no defense (whether legal or equitable), set-off or counterclaim to the payment or performance of the Obligations in accordance with the terms of the Loan Documents. Each Loan Party hereby represents and warrants to the Lenders and Administrative Agent as of the date hereof that no Default has occurred and is continuing. Each Loan Party hereby agrees that this letter amendment in no way acts as a release or relinquishment of the Liens and rights securing payments of the Obligations. Each Loan Party hereby ratifies and reaffirms all of the Liens heretofore granted pursuant to the Loan Documents, as collateral security for the Obligations, and acknowledges that all of such Liens, and all collateral heretofore pledged as security for the Obligations, continues to be and remains collateral for the Obligations from and after the date hereof. Except to the limited extent set forth above, nothing in this letter amendment extinguishes, novates or releases any right, claim, lien, security interest or entitlement of any of the Lenders or the Administrative Agent created by or contained in the Credit Agreement or in any other Loan Document nor are the Loan Parties released from any covenant, warranty or obligation created by or contained therein. The amendments set forth herein are limited precisely as written and shall not be deemed to be an amendment to, consent to or a waiver of any other term or condition of any of the Loan Documents.

The Borrower agrees to pay the Administrative Agent for all expenses (including, without limitation, all reasonable fees of attorneys for the Administrative Agent) incurred by the Administrative Agent in connection with the preparation, negotiation and execution of this letter amendment.

Upon and after the effectiveness of this letter amendment, each reference in the Credit Agreement and Security Agreement, respectively, to “this Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Credit Agreement or Security Agreement, as applicable, and each reference in the other Loan Documents to “the Credit Agreement”, “the Security Agreement”, “thereunder”, “therein”, “thereof” or words of like import referring to the Credit Agreement or Security Agreement, as applicable, shall mean and be a reference to the Credit Agreement or Security Agreement, as applicable, as modified and amended hereby.

THE VALIDITY OF THIS LETTER AMENDMENT, ITS CONSTRUCTION, INTERPRETATION AND ENFORCEMENT, AND THE RIGHTS OF THE PARTIES HEREUNDER, SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK. No amendment, modification, supplement or termination of or to any provision of this letter amendment shall be effective unless in writing and signed by the parties hereto. This letter amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this letter amendment by facsimile or pdf shall be as effective as delivery of a manually executed counterpart of this letter amendment. Any party delivering an executed counterpart of this letter amendment by telecopier, emailed pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this letter amendment.

This letter amendment is a Loan Document.

[Remainder of Page Left Blank]

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Please indicate your consent to, and agreement with, the foregoing by signing in the space provided below.

Very truly yours,

JPMORGAN CHASE BANK, N.A.,
Individually and as Administrative Agent

By:	/s/ Tony Yung
	Name:	Tony Yung
	Title:	Executive Director

The foregoing is hereby accepted and agreed to by the undersigned, on and as of the day and year first above written.

BORROWER:

WOODMAN LABS, INC., D/B/A GOPRO

By:	/s/ Kurt Amundson
Name:	Kurt Amundson
Title:	CFO

GUARANTOR:

CINEFORM INC.

By:	/s/ Nicholas Woodman
Name:	Nicholas Woodman
Title:	CEO

[signature pages continue]

Signature Page to Letter Amendment

The foregoing is hereby consented to by the undersigned, on and as of the day and year first above written.

CONSENTED TO:

BARCLAYS BANK PLC

By:	/s/ Noam Azachi
	Name:	Noam Azachi
	Title:	Assistant Vice President

CITIBANK, N.A.

By:	/s/ Sean Klimchalk
	Name:	Sean Klimchalk
	Title:	Vice President

SILICON VALLEY BANK

By:	/s/ Christopher L. Snider
	Name:	Christopher L. Snider
	Title:	Managing Director

U.S. BANK

By:	/s/ Matthew Murray
	Name:	Matthew Murray
	Title:	Vice President

Signature Page to Letter Amendment

SECOND AMENDMENT

This SECOND AMENDMENT (this “Amendment”), dated as of August 19, 2013, by and among WOODMAN LABS, INC., D/B/A GOPRO, a Delaware corporation (the “Borrower”), the GUARANTOR party hereto, the LENDERS party hereto, and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders party to the Credit Agreement referred to below (in such capacity, the “Administrative Agent”). All capitalized terms used herein, unless otherwise defined herein, have the same meanings provided therefor in the Credit Agreement.

RECITALS

WHEREAS, the Loan Parties, the Lenders and the Administrative Agent are parties to that certain Credit Agreement dated as of December 21, 2012 (as amended by that letter amendment dated as of February 15, 2013 among the Loan Parties, the Lenders and the Administrative Agent, and as may be further amended from time to time, the “Credit Agreement”);

WHEREAS, the Loan Parties have requested an amendment to Section 6.04 of the Credit Agreement in order to permit a program between Best Buy and the Borrower pursuant to which Best Buy discounts the Borrower’s invoices to Best Buy for product, to the extent provided below; and

WHEREAS, the Required Lenders have agreed to amend the Credit Agreement and certain schedules to the Security Agreement to the extent provided in this Amendment.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration and the mutual benefits, covenants and agreements herein expressed, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Amendments. In reliance upon the representations and warranties of the Loan Parties set forth in Section 2 below, and subject to the satisfaction of the conditions to effectiveness set forth in Section 3 below, effective as of the Effective Date:

(a) Section 1.01 of the Credit Agreement is hereby amended by adding the following new definitions in their appropriate alphabetical order:

““Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.”

““Excluded Swap Obligation” means with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.”

““Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.”

““Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.”

(b) The definition of “Obligations” in Section 1.01 of the Credit Agreement is hereby amended by amending and restating said definition to read in its entirety as follows:

““Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit, Secured Cash Management Agreement or Secured Hedge Agreement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any bankruptcy or insolvency or similar laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that the term “Obligations” shall not include any Excluded Swap Obligation.”

(c) Section 6.04(b) of the Credit Agreement is hereby amended by amending and restating said Section 6.04(b) to read in its entirety as follows:

“(b) Dispositions of accounts receivable in factoring transactions in an aggregate amount not to exceed $30,000,000 at any time;”

(d) Article VIII of the Credit Agreement is hereby amended by adding the following new Section 8.11:

“SECTION 8.11. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this Guarantee in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 8.11 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 8.11 or otherwise under this Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 8.11 shall remain in full force and effect until the termination of the Commitments and payment in full in cash of all Obligations (other than (x) obligations under Secured Hedge Agreements not yet due and payable and (y) contingent indemnification obligations not yet accrued and payable) and the expiration or termination or cash collateralization of all Letters of Credit in accordance with the Loan Documents. Each Qualified ECP Guarantor intends that this Section 8.11 constitute, and this Section 8.11 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.”

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(e) Schedule 3.6 to the Security Agreement is hereby replaced in its entirety with Schedule 3.6 attached hereto.

(f) Schedule 3.12 to the Security Agreement is hereby replaced in its entirety with Schedule 3.12 attached hereto.

2. Representations and Warranties. In order to induce the Lenders and Administrative Agent to enter into this Amendment, each Loan Party hereby represents and warrants to the Lenders and Administrative Agent that:

(a) All representations and warranties of such Loan Party contained in the Loan Documents to which such Loan Party is a party are true and correct on and as of the date of this Amendment as if made on and as of the date of this Amendment (except to the extent any representation or warranty expressly related to an earlier date, in which case such representation and warranty is true and correct on and as of such earlier date).

(b) No Default, including without limitation no Event of Default, has occurred and is continuing.

(c) The execution, delivery and performance of this Amendment is within each Loan Party’s corporate (or equivalent) powers and has been duly authorized by all necessary corporate and, if required, stockholder action.

(d) This Amendment has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

3. Conditions to Effectiveness. This Amendment shall become effective only upon the satisfaction of all of the following conditions precedent (the date of satisfaction of such conditions being referred to herein as the “Effective Date”):

(a) The Administrative Agent shall have received this Amendment, duly executed and delivered by the Required Lenders and Loan Parties;

(b) No Default, including without limitation no Event of Default, shall have occurred and be continuing on the date hereof or as of the Effective Date; and

(c) The Administrative Agent shall have received such other consents, approvals, opinions or documents as the Administrative Agent may reasonably request, including without limitation applicable filings with the US Patent and Trademark Office.

4. Ratification. The Loan Parties hereby ratify all of their Obligations under the Credit Agreement and the other Loan Documents and agree and acknowledge that the Credit Agreement and the other Loan Documents are and shall continue to be in full force and effect as amended and modified by this Amendment. Each Loan Party hereby ratifies, affirms, acknowledges and agrees that each Loan Document to which it is a party represents the valid, enforceable and collectible obligations of such Loan

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Party, and further acknowledges and agrees that it has no defense (whether legal or equitable), set-off or counterclaim to the payment or performance of the Obligations in accordance with the terms of the Loan Documents. Each Loan Party hereby agrees that this Amendment in no way acts as a release or relinquishment of the Liens and rights securing payments of the Obligations. Each Loan Party hereby ratifies and reaffirms all of the Liens heretofore granted pursuant to the Loan Documents, as collateral security for the Obligations, and acknowledges that all of such Liens, and all collateral heretofore pledged as security for the Obligations, continues to be and remains collateral for the Obligations from and after the date hereof, except for Dispositions expressly permitted under the Credit Agreement. Except to the limited extent set forth above, nothing in this Amendment extinguishes, novates or releases any right, claim, lien, security interest or entitlement of any of the Lenders or the Administrative Agent created by or contained in the Credit Agreement or in any other Loan Document nor are the Loan Parties released from any covenant, warranty or obligation created by or contained therein.

5. No Waiver; Amendments.

(a) The amendments and waiver set forth herein are limited precisely as written and shall not be deemed to be an amendment to, consent to or a waiver of any other term or condition of any of the Loan Documents.

(b) No amendment, modification, supplement or termination of or to any provision of this Amendment shall be effective unless in writing and signed by the parties hereto. No waiver of any term, covenant or provision of this Amendment shall be effective unless given in writing by the parties hereto. Any amendment, modification or supplement of or to, or any waiver of, any provision of this Amendment in each case (if so given in accordance with the foregoing in this Section 5) shall be effective only in the specific instance and for the specific purpose for which made or given.

6. Expenses. The Borrower agrees to pay the Administrative Agent for all expenses (including, without limitation, all reasonable fees of attorneys for the Administrative Agent) incurred by the Administrative Agent in connection with the preparation, negotiation and execution of this Amendment and any other document required to be furnished herewith.

7. Governing Law; Jurisdiction; Consent to Service of Process. The provisions of Section 10.09 of the Credit Agreement are hereby incorporated herein, mutatis mutandis, as if a part hereof.

8. WAIVER OF JURY TRIAL. The provisions of Section 10.10 of the Credit Agreement are hereby incorporated herein, mutatis mutandis, as if a part hereof.

9. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier, emailed pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Amendment.

10. Severability. Any provision of this Amendment held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

11. Loan Document. This Amendment is a Loan Document.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:

WOODMAN LABS, INC., D/B/A GOPRO

By:	/s/ Nicholas Woodman
Name: Nicholas Woodman
Title: CEO

GUARANTOR:

CINEFORM INC.

By:	/s/ Nicholas Woodman
Name: Nicholas Woodman
Title: CEO

Signature Page to Amendment

JPMORGAN CHASE BANK, N.A.,
individually and as Administrative Agent

By:	/s/ Tony Yung
Name: Tony Yung
Title: Executive Director

Signature Page to Amendment

BARCLAYS BANK PLC

By:	/s/ Gregory Fishbein
Name: Gregory Fishbein
Title: Assistant Vice President

Signature Page to Amendment

CITIBANK, N.A.

By:	/s/ Matthew Sutton
Name: Matthew Sutton
Title: Vice President

Signature Page to Amendment

SILICON VALLEY BANK

By:	/s/ Alina Zinchik
Name: Alina Zinchik
Title: Vice President

Signature Page to Amendment

U.S. BANK

By:	/s/ Matthew D. Murray
Name: Matthew D. Murray
Title: Vice President

Signature Page to Amendment

SCHEDULE 3.6

Name	Account Number	Branch Address	Account Holder

Wells Fargo Bank, N.A.	2118396759	132 San Mateo Road Half Moon Bay , Ca 94019	Woodman Labs, Inc.

Wells Fargo Bank, N.A.	3343462176	132 San Mateo Road Half Moon Bay , Ca 94019	Woodman Labs, Inc.

Wells Fargo Bank, N.A.	7784484680	132 San Mateo Road Half Moon Bay , Ca 94019	Woodman Labs, Inc.

Wells Fargo Bank, N.A.	1328499619	132 San Mateo Road Half Moon Bay , Ca 94019	Woodman Labs, Inc.

Wells Fargo Bank, N.A. (Hong Kong Branch)	18-550977-2105	7/F, Citiplaza Four 12 Taikoo Wan Road Taikoo Shing, Island East Hong Kong	Woodman Labs, Inc.

J.P. Morgan Chase Bank N.A.	496560488	1 Chase Manhattan Plaza, New York, NY 10005	Woodman Labs, Inc.

J.P. Morgan Chase Bank N.A.	496560462	1 Chase Manhattan Plaza, New York, NY 10005	Woodman Labs, Inc.

J.P. Morgan Chase Bank N.A.	496560470	1 Chase Manhattan Plaza, New York, NY 10005	Woodman Labs, Inc.

SCHEDULE 3.12

Trade Names:

“GoPro”

Issued Patents and Applications therefor:

See Annex 1.

Registered Trademarks and Applications therefor:

See Annex 2.

EXECUTION COUNTERPART

THIRD AMENDMENT

This THIRD AMENDMENT (this “Amendment”), dated as of October 18, 2013, by and among WOODMAN LABS, INC., D/B/A GOPRO, a Delaware corporation (the “Borrower”), the GUARANTORS party hereto, the LENDERS party hereto, and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders party to the Credit Agreement referred to below (in such capacity, the “Administrative Agent”). All capitalized terms used herein, unless otherwise defined herein, have the same meanings provided therefor in the Credit Agreement.

RECITALS

WHEREAS, the Loan Parties, the Lenders and the Administrative Agent are parties to that certain Credit Agreement dated as of December 21, 2012 (as amended by that certain letter amendment dated as of February 15, 2013 among the Loan Parties, the Lenders and the Administrative Agent, and as further amended by that certain Second Amendment, dated as of August 19, 2013 among the Loan Parties, the Lenders and the Administrative Agent, and as may be further amended from time to time, the “Credit Agreement”);

WHEREAS, the Loan Parties have requested certain amendments to the Credit Agreement to, among other things, permit the acquisition by the Borrower of General Things, Inc., a California corporation, for up to Ten Million Dollars ($10,000,000) in cash and up to Four Hundred Thirty Thousand (430,000) shares of the Borrower’s Common Stock, on the terms and conditions set forth herein; and

WHEREAS, on the terms and conditions set forth herein, the Loan Parties and the Required Lenders have agreed to amend the Credit Agreement and certain schedules to the Loan Documents to the extent provided in this Amendment.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration and the mutual benefits, covenants and agreements herein expressed, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Amendments. In reliance upon the representations and warranties of the Loan Parties set forth in Section 2 below, and subject to the satisfaction of the conditions to effectiveness set forth in Section 3 below, effective as of the Effective Date:

(a) Section 1.01 of the Credit Agreement is hereby amended by adding the following new definitions in their appropriate alphabetical order:

““General Things Acquisition” means the acquisition by Borrower of General Things, Inc. for consideration consisting of up to Ten Million Dollars ($10,000,000) in cash and up to Four Hundred Thirty Thousand (430,000) shares of Borrower’s Common Stock, pursuant to and on the terms and conditions set forth in the General Things Merger Agreement.”

““General Things Acquisition Documents” means the General Things Merger Agreement, the Employment Agreements described therein, the Non-Competition Agreements described therein, the Vesting and Stockholder Letter Agreement described therein, and all other agreements and instruments executed and delivered by any party to the General Things Merger Agreement pursuant to the General Things Merger Agreement.”

““General Things Merger Agreement” means the Agreement and Plan of Reorganization dated as of             , 2013 (as in effect on such date) by and among the Borrower, GT 1 Acquisition Sub Corp., a California corporation and whollyowned subsidiary of the Borrower, the New Subsidiary, the Target, and Nicholas Hodulik, as the Shareholders’ Agent party thereto.”

““New Subsidiary” means GT 2 Acquisition Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of the Borrower.”

““Target” means General Things, Inc., a California corporation.”

(b) The definition of “Indebtedness” in Section 1.01 of the Credit Agreement is hereby amended by inserting immediately before the phrase “clause (g) of Article VII” in clause (l) of such definition the phrase “Section 6.01 and”.

(c) Section 6.01(a) of the Credit Agreement is hereby amended by amending and restating said Section 6.01(a) to read in its entirety as follows:

“(a) the Obligations;”

(d) Section 6.01 of the Credit Agreement is hereby amended by adding the following new subsection (i) to said Section 6.01:

“(i) unsecured Indebtedness consisting of deferred cash consideration for the General Things Acquisition, to the extent such deferred cash consideration is due and payable by the Borrower to the Company Shareholders (as such term is defined in the General Things Merger Agreement) under and in strict compliance with Section 1.9(a) of the General Things Merger Agreement, in an aggregate amount not to exceed Three Million Two Hundred Thousand Dollars ($3,200,000) at any time.”

(e) Section 6.05(b) of the Credit Agreement is hereby amended by amending and restating clause (iv) of said Section 6.05(b) to read in its entirety as follows:

“(iv) so long as (x) no Default has occurred and is continuing or would result from such Investment and (y) both immediately prior and (on a pro forma basis) after giving effect to such Investment, the Borrower is in compliance with Section 6.13, additional purchases or other acquisitions of all of the Equity Interests in, or all or substantially all of the property of, any Person that, upon the consummation thereof, will be wholly-owned directly by the Borrower or one or more of its wholly-owned Subsidiaries (including as a result of a merger or consolidation); provided that, with respect to each purchase or other acquisition made pursuant to this Section 6.05(b)(iv):

(A)	any such newly-created or acquired Subsidiary shall comply with the requirements of Section 5.10;

(B)	the total cash and noncash consideration (including the fair market value of all Equity Interests issued or transferred to the sellers thereof, all indemnities, earnouts and other contingent payment obligations to, and the aggregate amounts paid or to be paid under noncompete, consulting and other affiliated agreements with, the sellers thereof, all write-downs of property and reserves for liabilities with respect thereto and all assumptions of debt, liabilities and other obligations in connection therewith) paid by or on behalf of the Borrower and its Subsidiaries for any such purchase or other acquisition, when aggregated with the total cash and noncash consideration paid by or on behalf of the Borrower and its Subsidiaries for all other purchases and other acquisitions made by the Borrower and its Subsidiaries pursuant to this Section 6.05(b)(iv), shall not exceed, in cumulative aggregate from the date hereof, the sum of (A) an amount which, when aggregated with the total amount of permitted Restricted Payments made in compliance with Section 6.07(e), does not exceed $50,000,000 at any time, plus (B) $17,500,000; and

(C)	the Borrower shall have delivered to the Administrative Agent and each Lender, at least three (3) Business Days prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, certifying that all of the requirements set forth in this clause (iv) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;”

(f) Section 6.05 of the Credit Agreement is hereby amended by adding a new subsection (f) thereto as follows:

“(f) the General Things Acquisition.”

(g) Section 6.07(e) of the Credit Agreement is hereby amended by amending and restating said Section 6.07(e) to read in its entirety as follows:

“(e) so long as (i) no Default has occurred and is continuing or would result therefrom, and (ii) the principal of and the interest on all of the Tranche A Terms Loans have been paid in full in cash pursuant to Section 2.10 or 2.11(a), the Borrower may make Restricted Payments in an aggregate cumulative amount which, when aggregated with the total amount of cash and noncash consideration paid by or on behalf of the Borrower and its Subsidiaries for all Investments made pursuant to Section 6.05(b)(iv), does not exceed $50,000,000 at any time;”

(h) Section 6.07 of the Credit Agreement is hereby amended by adding a new subsection (g) thereto as follows:

“(g) the Borrower may pay the share consideration for the General Things Acquisition due and payable by the Borrower under and in strict compliance with Section 1.9 of the General Things Merger Agreement in an aggregate amount not to exceed Four Hundred Thirty Thousand (430,000) shares of the Borrower’s Common Stock at any time.”

(i) The following new Section 6.14 shall be added to the Credit Agreement:

“SECTION 6.14. General Things Acquisition. The Borrower will not, and will not permit any of its Subsidiaries to, terminate the General Things Merger Agreement or any other material General Things Acquisition Document, or amend, modify or waive any provision of any material General Things Acquisition Document, if such termination, amendment, modification or waiver could reasonably be expected to result in a Material Adverse Effect.”

(j) Schedules              to the [insert applicable Loan Document] are hereby replaced in their entireties with Schedules             , respectively, attached hereto.1

2. Representations and Warranties. In order to induce the Lenders and Administrative Agent to enter into this Amendment, each Loan Party hereby represents and warrants to the Lenders and Administrative Agent that:

(a) All representations and warranties of such Loan Party contained in the Loan Documents to which such Loan Party is a party are true and correct on and as of the date of this Amendment as if made on and as of the date of this Amendment (except to the extent any representation or warranty expressly related to an earlier date, in which case such representation and warranty is true and correct on and as of such earlier date).

(b) No Default, including without limitation no Event of Default, has occurred and is continuing or would result from the General Things Acquisition.

(c) The execution, delivery and performance of this Amendment is within each Loan Party’s corporate (or equivalent) powers and has been duly authorized by all necessary corporate (or equivalent) and, if required, stockholder, member or manager action.

(d) This Amendment has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

[1]	Updated schedules to come.

3. Conditions to Effectiveness. This Amendment shall become effective only upon the satisfaction of all of the following conditions precedent (the date of satisfaction of such conditions being referred to herein as the “Effective Date”):

(a) The Administrative Agent shall have received this Amendment, duly executed and delivered by the Required Lenders and Loan Parties.

(b) The Administrative Agent shall have received a Guarantee Assumption Agreement, duly executed and delivered by the New Subsidiary.

(c) The Administrative Agent shall have received a secretary’s certificate of the New Subsidiary, dated the Effective Date, certifying as to and attaching a copy of (i) the certificate of formation and operating agreement of the New Subsidiary certified, to the extent applicable, as of a recent date by the applicable Governmental Authority, (ii) signature and incumbency certificates of the Responsible Officers of the New Subsidiary, (iii) resolutions of the board of directors and/or similar governing body of the New Subsidiary approving and authorizing the execution, delivery and performance of Loan Documents to which it is a party, certified as of the Effective Date by its secretary, an assistant secretary or a Responsible Officer as being in full force and effect without modification or amendment, (iv) a good standing certificate from the Secretary of State of Delaware, (v) foreign qualification certificates from the Secretary of State of California [and list applicable states, if any]2 2 and (vi) the General Things Merger Agreement and the Employment Agreements (as such term is defined in the General Things Merger Agreement).

(d) [Reserved.]

(e) The Administrative Agent shall have received evidence satisfactory to it that all amounts due or outstanding in respect of any and all existing indebtedness of the Target and its subsidiaries outstanding as of the Effective Date shall have been paid in full, all commitments (if any) in respect thereof terminated and all guarantees (if any) thereof and security (if any) therefor discharged and released (or arrangements satisfactory to the Administrative Agent shall have been made).

(f) The Administrative Agent shall have received evidence satisfactory to it that the General Things Acquisition shall have been (or shall be simultaneously) consummated in accordance with the terms of the General Things Merger Agreement, without any waiver or amendment not consented to by the Administrative Agent of any term, provision or condition set forth therein, and in compliance with all applicable requirements of law, including without limitation copies of the constitutive documents described in Section 1.7 of the General Things Merger Agreement, the Merger Filing and the Certificate of Merger (as such terms are defined in the General Things Merger Agreement).

(g) The Administrative Agent shall have received copies of the General Things Acquisition Documents, duly executed by the parties thereto, together with all agreements, instruments and other documents delivered in connection therewith as the Administrative Agent may request.

[2]	Fenwick to advise on where GT has material operations.

(h) The Administrative Agent shall have received evidence satisfactory to it that all action necessary to create and perfect valid and enforceable first-priority Liens on substantially all of the property of the New Subsidiary as collateral security for the obligations of the New Subsidiary under the Loan Documents, including without limitation the filing of an applicable UCC-1 financing statement, shall have been taken.

(i) All representations and warranties of such Loan Party contained in the Loan Documents to which such Loan Party is a party (including without limitation the Guarantee Assumption Agreement to which the New Subsidiary is party) shall be true and correct on and as of the date of this Amendment as if made on and as of the date of this Amendment (except to the extent any representation or warranty expressly related to an earlier date, in which case such representation and warranty shall be true and correct on and as of such earlier date).

(j) No Default, including without limitation no Event of Default, shall have occurred and be continuing on the date hereof or as of the Effective Date or would result from the General Things Acquisition and the transactions contemplated by this Amendment and the General Things Acquisition Documents.

(k) Both immediately prior to, and (on a pro forma basis) after giving effect to, the General Things Acquisition, the Borrower is in compliance with Section 6.13 of the Credit Agreement.

(l) The Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower documenting the Borrower’s compliance with the conditions set forth in clauses (e), (f), (g), (i), (j) and (k) above of this Section 3.

(m) The Administrative Agent shall have received all fees required to be paid on or before the Effective Date, including an amendment fee, for the account of each Lender that has consented to this Amendment in writing prior to 5:30 p.m., New York time, on             , 2013 (the “Consenting Lenders”), in an amount equal to equal to 0.05% of the sum of (1) such Consenting Lender’s Revolving Commitment under the Credit Agreement on the date thereof plus (2) the principal amount of such Consenting Lender’s Tranche A Term Loan outstanding on the date of this Amendment.3

(n) The Administrative Agent shall have received payment or reimbursement of its reasonable and documented out-of-pocket expenses in connection with this Amendment and any other reasonable and documented out-of-pocket expenses of the Administrative Agent required to be paid or reimbursed pursuant to the Credit Agreement, including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent.

(o) The Administrative Agent shall have received such other documents relating to the transactions contemplated hereby as the Administrative Agent may reasonably request.

[3]	NTD: Assuming that we receive the unanimous consent of the Lenders, this fee shall equal [(0.05) * ($50,000,000 + outstanding principal of Term Loan A)].

4. Ratification. The Loan Parties hereby ratify all of their Obligations under the Credit Agreement and the other Loan Documents and agree and acknowledge that the Credit Agreement and the other Loan Documents are and shall continue to be in full force and effect as amended and modified by this Amendment. Each Loan Party hereby ratifies, affirms, acknowledges and agrees that each Loan Document to which it is a party represents the valid, enforceable and collectible obligations of such Loan Party, and further acknowledges and agrees that it has no defense (whether legal or equitable), set-off or counterclaim to the payment or performance of the Obligations in accordance with the terms of the Loan Documents. Each Loan Party hereby agrees that this Amendment in no way acts as a release or relinquishment of the Liens and rights securing payments of the Obligations. Each Loan Party hereby ratifies and reaffirms all of the Liens heretofore granted pursuant to the Loan Documents, as collateral security for the Obligations, and acknowledges that all of such Liens, and all collateral heretofore pledged as security for the Obligations, continues to be and remains collateral for the Obligations from and after the date hereof, except for Dispositions expressly permitted under the Credit Agreement. Except to the limited extent set forth above, nothing in this Amendment extinguishes, novates or releases any right, claim, lien, security interest or entitlement of any of the Lenders or the Administrative Agent created by or contained in the Credit Agreement or in any other Loan Document nor are the Loan Parties released from any covenant, warranty or obligation created by or contained therein.

5. No Waiver; Amendments.

(a) The amendments and waiver set forth herein are limited precisely as written and shall not be deemed to be an amendment to, consent to or a waiver of any other term or condition of any of the Loan Documents.

(b) No amendment, modification, supplement or termination of or to any provision of this Amendment shall be effective unless in writing and signed by the parties hereto. No waiver of any term, covenant or provision of this Amendment shall be effective unless given in writing by the parties hereto. Any amendment, modification or supplement of or to, or any waiver of, any provision of this Amendment in each case (if so given in accordance with the foregoing in this Section 5) shall be effective only in the specific instance and for the specific purpose for which made or given.

6. Expenses. The Borrower agrees to pay the Administrative Agent for all reasonable and documented expenses (including, without limitation, all reasonable fees of attorneys for the Administrative Agent) incurred by the Administrative Agent in connection with the preparation, negotiation and execution of this Amendment and any other document required to be furnished herewith.

7. Governing Law; Jurisdiction; Consent to Service of Process. The provisions of Section 10.09 of the Credit Agreement are hereby incorporated herein, mutatis mutandis, as if a part hereof.

8. WAIVER OF JURY TRIAL. The provisions of Section 10.10 of the Credit Agreement are hereby incorporated herein, mutatis mutandis, as if a part hereof.

9. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier, emailed pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Amendment.

10. Severability. Any provision of this Amendment held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

11. Loan Document. This Amendment is a Loan Document.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:

WOODMAN LABS, INC., D/B/A/ GOPRO

By:	/s/ Nicholas Woodman
	Name:	Nicholas Woodman
	Title:	CEO, President and Secretary

GUARANTORS:

CINEFORM INC.

By:	/s/ Nicholas Woodman
	Name:	Nicholas Woodman
	Title:	President, CEO and Secretary

GT 2 ACQUISITION SUB LLC

By:	/s/ Nicholas Woodman
	Name:	Nicholas Woodman
	Title:	CEO, President, Treasurer, Secretary and Sole Manager

Signature Page to Third Amendment to Credit Agreement

JPMORGAN CHASE BANK, N.A.,
individually and as Administrative Agent

By:	/s/ Tony Yung
	Name:	Tony Yung
	Title:	Executive Director

Signature Page to Amendment

BARCLAYS BANK PLC

By:	/s/ Gregory Fishbein
	Name:	Gregory Fishbein
	Title:	Assistant Vice President

Signature Page to Amendment

CITIBANK, N.A.

By:	/s/ Avrun Spiegel
	Name:	Avrun Spiegel
	Title:	Vice President

Signature Page to Amendment

SILICON VALLEY BANK

By:	/s/ Alina Zinchik
	Name:	Alina Zinchik
	Title:	Vice President

Signature Page to Amendment

U.S. BANK

By:	/s/ Matthew D. Murray
	Name:	Matthew D. Murray
	Title:	Vice President

Signature Page to Amendment

EXHIBIT A

Schedules to Credit Agreement

Schedule 3.05	Properties

Please refer to the e.Digital litigation and HDMI Licensing matters referred to in Schedule 3.6 below.

Schedule 3.06	Litigation

•	Dean Woodman, a stockholder of the Company, asserted in correspondence with the Company during 2012 that the Company and its Chief Executive Officer had defamed him by not appropriately crediting his contributions to the Company and that the grant of certain stock options to Company employees allegedly constituted corporate waste and a breach of fiduciary duty. Following mediation, the potential claims were resolved and no lawsuit was filed.

•	On December 5, 2012, e.Digital Corporation (“e.Digital”) filed a lawsuit captioned e.Digital Corporation v. Woodman Labs, Inc. dba GoPro, et al., case No. 3:12-cv-02899 in the United States District Court for the Southern District of California (“the e.Digital litigation”). The original complaint in the e.Digital litigation alleges infringement of United States Patent No. 5,742,737 (“the ’737 patent”) by the Company’s products including at least Hero, Hero2, and Hero3 series camcorders. The ’737 patent is entitled “Method for Recording Voice Messages on Flash Memory In A Hand Held Recorder.” The Company accepted indemnity and assumed the defense of the four authorized retailers (Target Corporation, Sport Chalet, Inc., Quicksilver, Inc., and Recreational Equipment, Inc. dba REI) and secured their dismissal in exchange for permitting e.Digital to file a First Amended Complaint (FAC) adding allegations of infringement of 5,491,774 (“the ‘774 patent”) by the Company. e.Digital also dismissed its claims against the fifth retailer, Buy.com, Inc. The Company has answered the FAC, denied infringement, and asserted invalidity, as well as other defenses. After a ruling by the court that e.Digital was collaterally estopped from re-litigating the claim construction of the ‘774 patent in light of an earlier lawsuit against unrelated parties, the parties entered into a stipulated judgment of noninfringement as to the ‘774 patent. Discovery and claim construction proceeding as to the ‘737 patent are ongoing.

•

In March of 2013, HDMI Licensing, LLC (“HDMI Licensing”), a conglomerate based in Sunnyvale, California founded by Hitachi, Panasonic Corporation, Royal Philips Electronics, Silicon Image, Sony Corporation, Technicolor S.A. (formerly known as Thomson) and Toshiba Corporation, contacted the Company claiming that the Company was infringing HDMI Licensing’s “HDMI” trademark. HDMI Licensing is the licensing agent responsible for administering the licensing of the HDMI specification (a technology package which enables high definition audio and video signals to pass through a single cable) and promoting HDMI technology to manufacturers and retailers. HDMI Licensing controls a portfolio of HDMI marks and its technology specification by requiring that entities using the HDMI marks and/or technology specification become an “HDMI Adopter” by way of an HDMI Adopter Agreement. HDMI Licensing claimed that the standard character letters “HDMI,” used by the Company to indicate that its GoPro-branded cameras can be connected with HDMI compatible cables to HDMI compatible devices, is a trademark of HDMI Licensing and cannot be used unless (1) the manufacturer of the product on which the letters appear is an HDMI Adopter, (2) said products are tested and deemed compatible, and (3) royalties are accounted for and paid for all products sold by the Adopter. HDMI Licensing threatened that failure by either the Company or its overseas contract manufacturers to pay royalties and comply with proper trademark use and testing would result in legal action involving customs seizures, depriving the Company of product or delaying delivery. The Company was unaware of HDMI’s claims of infringement and deficient royalty payments against the Company’s supplier until HDMI Licensing communicated with the Company. Since May 2013, HDMI Licensing and the Company have been engaged in active settlement negotiations. To date, HDMI Licensing and the Company have come to a verbal understanding about formalizing an adopter relationship directly between HDMI Licensing and the Company and addressing the unpaid royalties claim by paying a discounted sum. Concluding a formal settlement is expected shortly.

Schedule 3.14	Subsidiaries

(a)

Name	Jurisdiction	Owners of Equity Interests
Cineform, Inc.	Delaware	Woodman Labs, Inc.: 100%

Woodman Labs Hong Kong Limited	Hong Kong	Woodman Labs Cayman, Inc.: 100%

Woodman Labs Cayman, Inc.	Cayman Islands	Woodman Labs, Inc.: 100%

Woodman Labs GmbH	Germany	Woodman Labs Hong Kong Ltd. 100%

GT 2 Acquisition Sub LLC	Delaware	Woodman Labs, Inc.: 100%

***

EXHIBIT B

Schedules to Security Agreement

Schedule 3.2

(a)(i)

The legal names of the Grantors are:

•	Woodman Labs, Inc.

•	Cineform, Inc.

•	GT 2 Acquisition Sub LLC

(a)(ii)

The state of incorporation for each of the Grantors is Delaware.

(a)(iii)

The addresses of the chief executive offices for the Grantors are as follows:

Woodman Labs, Inc. 3000 Clearview Way, Building E San Mateo, CA 4402
Cineform Inc. 131 Aberdeen Dr. Suite 100 Cardiff-By-The-Sea, CA 92007
GT 2 Acquisition Sub LLC 1161 Mission Street, Suite 400 San Francisco, CA 94103

The other places of business of the Grantors are as follows:

2450 South Cabrillo Highway, Ste 250 Half Moon Bay, CA 94019
131 Aberdeen Drive, Suite #100 Cardiff By The Sea, CA 92007

The Collateral is located at the following locations:

3000 Clearview Way, Building E San Mateo, CA 94402 San Mateo County
131 Aberdeen Dr. Suite 100 Cardiff-By-The-Sea, CA 92007 San Diego County
2450 South Cabrillo Highway, Ste 250 Half Moon Bay, CA 94019
No. 25 Wu-Gong 6th Rd. Wu Ku, Industrial Park New Taipei City, R.O.C.
Sky Light Digital Limited No. 6 Building, Jinbi Industrial Area Huangtian, Baoan Shenzhen Guangdong Province 518128 China
Laan van de Leeuw 4 7324 BD Apeldoorn P.O. Box 501, 7300 AM Apeldoorn The Netherlands
ModusLink Corporation 2111 Eastridge Avenue Riverside, CA 92507
DisCopyLabs, Inc. (DCL) 4455 E. Philadelphia Street Ontario CA 91761
DTK Discturnkey Solution Co. LTD No 6 Hongmuan Rd Futian Free Trade Zone Shenzhen R.O.C.
Sea-Air Logistics (HK) Ltd “J” Warehouse, No. 1-7 Sai Tso Wan Road Yiu Lian Dockyard YTsing Yi Island Hong Kong

1161 Mission Street, Suite 400 San Francisco, CA 94103
2 Davis Drive, Unit #1 Belmont, CA 94002

Schedule 3.3

None.

Schedule 3.5

Name	Jurisdiction	Owners of Equity Interests
Woodman Labs Cayman, Inc.	Cayman Islands	Woodman Labs, Inc.: 100%

Schedule 3.6

Bank Name	Account Number	Branch Address	Account Holder
Wells Fargo Bank, N.A.	2118396759	132 San Mateo Road Half Moon Bay, Ca 94019	Woodman Labs, Inc.

Wells Fargo Bank, N.A.	3343462176	132 San Mateo Road Half Moon Bay, Ca 94019	Woodman Labs, Inc.

Wells Fargo Bank, N.A.	7784484680	132 San Mateo Road Half Moon Bay, Ca 94019	Woodman Labs, Inc.

Wells Fargo Bank, N.A. (Hong Kong Branch)	18-550977-2105	7/F, Citiplaza Four 12 Taikoo Wan Road Taikoo Shing, Island East Hong Kong	Woodman Labs, Inc.

JPMorgan Chase Bank, N.A.	496560462	Northeast Market PO Box 659754 San Antonio, TX 78265-9754	Woodman Labs, Inc.

JPMorgan Chase Bank, N.A.	496560470	Northeast Market PO Box 659754 San Antonio, TX 78265-9754	Woodman Labs, Inc.

JPMorgan Chase Bank, N.A.	496560488	Northeast Market PO Box 659754 San Antonio, TX 78265-9754	Woodman Labs, Inc.

First Republic Bank	80001397562	One Embarcadero Center San Francisco, CA 94111	GT 2 Acquisition Sub LLC

Schedule 3.12

Issued Patents and Applications therefor:

See Annex 1.

Registered Trademarks and Applications therefor:

See Annex 2.

***